EXHIBIT 10.4

AMENDED AND RESTATED

CREDIT AGREEMENT

BETWEEN

POWELL CANADA INC.

as Borrower

AND

POWELL INDUSTRIES, INC.,

NEXTRON LIMITED, and

PPC TECHNICAL SERVICES INC.

as Guarantors

AND

HSBC BANK CANADA,

as Lender

MADE AS OF APRIL 26, 2012

TABLE OF CONTENTS

ARTICLE 1—INTERPRETATION	2
1.1 Definitions	2
1.2 Headings; Articles and Sections	21
1.3 Number; persons; including	21
1.4 Application of Accounting Principles	22
1.5 References to Agreements and Enactments	22
1.7 Per Annum Calculations	22
1.8 References to Borrower	22
1.9 Schedules	22
ARTICLE 2 THE CREDIT FACILITIES	23
2.1 The Credit Facilities	23
2.2 Types of Availments	23
2.3 Purpose	23
2.4 Availability and Nature of the Credit Facilities	24
2.5 Margin Requirements	24
2.6 Notice Periods for Drawdowns, Conversions and Rollovers	24
2.7 Currency Determination	25
2.8 Conversion Option	25
2.9 Rollovers and Conversions not Repayments	25
2.10 Irrevocability	25
2.11 Optional Cancellation or Reduction of the Revolving Facility	25
2.12 Optional Repayment of Credit Facilities	26
2.13 Mandatory Repayment of Credit Facilities	26
2.14 Cash Collateral	26
2.15 Commitment and Renewal Fees	27
ARTICLE 3 CONDITIONS PRECEDENT TO DRAWDOWN	27
3.1 Conditions for All Drawdowns	27
3.2 Conditions for Closing	28
3.3 Waiver	29
ARTICLE 4 EVIDENCE OF DRAWDOWNS	29
4.1 Account of Record	29
ARTICLE 5 PAYMENTS OF INTEREST AND FEES	30
5.1 Interest on Canadian Prime Rate Loans	30
5.2 Interest on U.S. Base Rate Loans	30
5.3 Standby Fees for Revolving Facility	30
5.4 Stamping Fees	31
5.5 Fees Relating to Letters of Credit	31
5.6 Interest Act (Canada)	31
5.7 Nominal Rates; No Deemed Reinvestment	31
5.8 Interest on Overdue Amounts	32
5.9 Waiver	32
5.10 Maximum Rate Permitted by Law	32
ARTICLE 6 BANKERS’ ACCEPTANCES	32
6.1 Bankers Acceptances	32
6.2 Fees	32
6.3 Form and Execution of Bankers’ Acceptances	32
6.4 Power of Attorney; Provision of Bankers’ Acceptances to Lender	33
6.5 Mechanics of Issuance	36
6.6 Rollover, Conversion or Payment on Maturity	36

6.7 Restriction on Rollovers and Conversions	37
6.8 Rollovers	37
6.9 Conversion into Bankers’ Acceptances	37
6.10 Conversion from Bankers’ Acceptances	37
ARTICLE 7 LETTERS OF CREDIT	37
7.1 Availability	37
7.2 Currency, Type and Expiry	37
7.3 Reimbursement or Conversion on Presentation	38
7.4 Uniform Customs and Practice	38
ARTICLE 8 PLACE AND APPLICATIONS OF PAYMENTS	38
8.1 Place of Payment of Principal, Interest and Fees; Payments to Lender	38
8.2 Absolute and Unconditional Obligation to Pay	38
8.3 Funds	38
8.4 Application of Payments	39
8.5 Payments Clear of Taxes	39
8.6 Set Off	40
8.7 INTENTIONALLY DELETED	41
ARTICLE 9 REPRESENTATIONS AND WARRANTIES	41
9.1 Representations and Warranties	41
9.2 Deemed Repetition	47
9.3 Other Documents	47
9.4 Effective Time of Repetition	47
9.5 Nature of Representations and Warranties	47
ARTICLE 10 GENERAL COVENANTS	47
10.1 Affirmative Covenants of the Borrower	47
10.2 Negative Covenants of the Borrower	53
10.3 Financial Covenants	56
10.4 Lender May Perform Covenants	56
ARTICLE 11 SECURITY	57
11.1 Security on all Assets	57
11.2 Registration	58
11.3 Forms	58
11.4 Continuing Security	58
11.5 Dealing with Security	58
11.6 Effectiveness	59
11.7 Release and Discharge of Security	59
ARTICLE 12 EVENTS OF DEFAULT AND ACCELERATION	59
12.1 Events of Default	59
12.2 Acceleration	63
12.3 Set Off; Cash Collateral Accounts	63
12.4 Remedies Cumulative and Waivers	64
12.5 Termination of Lender’s Obligations	64
12.6 Acceleration of All Lender Obligations	64
12.7 Application of Payments Following Acceleration	65
12.8 Calculations as at the Adjustment Time	65
ARTICLE 13 CHANGE OF CIRCUMSTANCES	65
13.1 Market Disruption Respecting Bankers’ Acceptances	65
13.2 Illegality	66
ARTICLE 14 COSTS, EXPENSES AND INDEMNIFICATION	66
14.1 Costs and Expenses	66
14.2 General Indemnity	67

14.3 Environmental Indemnity	68
14.4 Judgment Currency	68
ARTICLE 15 GENERAL	69
15.1 Exchange and Confidentiality of Information	69
15.2 Notices	70
15.3 Governing Law	71
15.4 Benefit of the Agreement	71
15.5 Assignments and Participations	71
15.6 Severability	72
15.7 Whole Agreement	72
15.8 Amendments and Waivers	72
15.9 Further Assurances	72
15.10 Attornment	72
15.11 Time of the Essence	73
15.12 Credit Agreement Governs	73
15.13 Counterparts	73

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AGREEMENT is made as of April 26, 2012

BETWEEN:

POWELL CANADA INC., a Canada Corporation (hereinafter sometimes referred to as the “Borrower”),

OF THE FIRST PART,

-and-

POWELL INDUSTRIES, INC., a Delaware Corporation, (hereinafter sometimes referred to as “Powell” and sometimes referred to as the “Guarantor”)

OF THE SECOND PART,

-and-

NEXTRON LIMITED, a Canada Corporation, and PPC TECHNICAL SERVICES INC., a Canada Corporation (hereinafter sometimes referred to as “Nextron” and “PPC Technical”, respectively, and sometimes referred to as the “Subsidiaries”)

OF THE THIRD PART,

-and-

HSBC BANK CANADA, a Canadian Chartered Bank (hereinafter referred to as a “Lender”),

OF THE FOURTH PART

WHEREAS the Borrower and Powell have requested the Lender to provide the Credit Facilities to the Borrower for the purposes set forth herein and the Lender has agreed to provide the Credit Facilities to the Borrower on the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby conclusively acknowledged by each of the parties hereto, the parties hereto covenant and agree as follows:

ARTICLE 1—INTERPRETATION

1.1 Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“Acceleration Notice” means a written notice delivered by the Lender to the Borrower pursuant to Section 12.2 declaring all Obligations of the Borrower outstanding hereunder to be due and payable.

“Adjustment Time” means the time of occurrence of the last event necessary (being either the delivery of a Demand for Payment or the occurrence of a Termination Event) to ensure that all Obligations and the Financial Instrument Obligations under any Lender Financial Instruments are thereafter due and payable.

“Advance” means an advance of funds made by the Lender to the Borrower, but does not include any Conversion or Rollover.

“Affiliate” means any person which, directly or indirectly, controls, is controlled by or is under common control with another person; and, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”) means the power to direct or cause the direction of the management and policies of any person, whether through the ownership of shares or other economic interests, the holding of voting rights or contractual rights or otherwise.

“Agreement” means this credit agreement, as the same may be amended, modified, supplemented or restated from time to time in accordance with the provisions hereof.

“Applicable Laws” means, in relation to any person, transaction or event:

(a)	all applicable provisions of laws, statutes, rules and regulations from time to time in effect of any Governmental Authority; and

(b)	all Governmental Authorizations to which the person is a party or by which it or its property is bound or having application to the transaction or event.

“Applicable Pricing Rate”, with respect to any Loan, means, the percentage rate per annum in the column applicable to the type of Loan in question:

Canadian Prime Rate Loans – Canadian Prime Rate Plus	U.S. Base Rate Loans – U.S. Base Rate Plus	Bankers’ Acceptance Based Loans Stamping Fee	Letters of Credit	Standby Fee
50BPS	50BPS	175BPS	150BPS	18.75BPS

“Approved Securities” means obligations maturing within one year from their date of purchase or other acquisition by the Borrower or Subsidiary and which are:

(a)	issued by the Government of Canada or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the Government of Canada; or

(b)	term deposits, guaranteed investment certificates, certificates of deposit, bankers’ acceptances or bearer deposit notes, in each case, of any Canadian chartered bank or other Canadian financial institution which has a long term debt rating of at least A+ by S&P, A1 by Moody’s, or A (high) by DBRS.

“Attributable Debt” means, in respect of any lease (whether characterized as an operating lease under GAAP or not) entered into by a person or a Subsidiary thereof as lessee, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the lease payments of the lessee, including all rent and payments to be made by the lessee in connection with the return of the leased property, during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) but excluding for certainty, (a) amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labour costs and similar charges and (b) amounts payable by the lessee in connection with the exercise of any end-of-term purchase option, early buyout option or any similar amounts payable at the election of the lessee.

“BA Rate” means, on any date which Bankers’ Acceptances are to be issued pursuant hereto, the per annum rate of interest which is the rate established from time to time by the Lender as the annual yield rate applicable to Canadian Dollar bankers’ acceptances having identical issue and comparable maturity dates as the Bankers’ Acceptances proposed to be issued by the Borrower.

“Bankers’ Acceptance” means a draft in Canadian Dollars drawn by the Borrower, accepted by the Lender and issued for value pursuant to this Agreement.

“Banking Day” means a day on which banks are open for business in Edmonton, Alberta, Toronto, Ontario and New York, New York, but does not in any event include a Saturday or a Sunday.

“BPS” means basis points, with one basis point equal to one one hundredth of one percent (0.01%).

“Canadian Dollars” and “Cdn.$” mean the lawful money of Canada.

“Canadian Prime Rate” means, for any day, the variable annual rate of interest per annum established from time to time by the Lender as the reference rate of interest for the determination of interest rates that the Lender will charge to customers in Canada for Canadian Dollar prime rate loans and which was 3.00%pa on March 1, 2012.

“Canadian Prime Rate Loan” means an Advance in, or Conversion into, Canadian Dollars made by the Lender to the Borrower with respect to which the Borrower has specified or a provision hereof requires that interest is to be calculated by reference to the Canadian Prime Rate.

“clearing house” has the meaning set out in Section 6.4(a)(i).

“Closing Date” means March 1, 2012.

“Commitments” means:

(a)	the Revolving Facility Commitment,

(b)	the EFT Facility Commitment,

(c)	the MC Facility Commitment,

(d)	the F/X Facility Commitment, and

(e)	the DSL Facility Commitment, and

“Commitment” means any of the Commitments.

“Compliance Certificate” means a certificate of the Borrower signed on its behalf by the president, chief financial officer, vice president – financial or treasurer of the Borrower, substantially in the form annexed hereto as Schedule A, to be given to the Lender by the Borrower pursuant hereto.

“Consolidated Tangible Net Worth” means, with respect to any person, all Shareholders’ Equity of such person and its Subsidiaries which would, in accordance with GAAP, be classified upon a consolidated balance sheet of such person as Shareholders’ Equity of such person and its Subsidiaries, and whether or not so classified, shall include, without duplication, preferred capital, plus (i) Permitted Subordinated Debt, less (ii) intangible assets including, without limitation, good will, trademarks and loans to and investments in Affiliates.

“Conversion” means a conversion or deemed conversion of a Loan under the Credit Facilities into another type of Loan under the Credit Facilities pursuant to the provisions hereof, subject to Section 2.7 and to Article 6 with respect to Bankers’ Acceptances.

“Conversion Date” means the date specified by the Borrower as being the date on which the Borrower has elected to convert, or this Agreement requires the conversion of, one type of Loan into another type of Loan and which shall be a Banking Day.

“Conversion Notice” means a notice substantially in the form annexed hereto as Schedule B to be given to the Lender by the Borrower pursuant hereto.

“Credit Facilities” means, collectively, the Revolving Facility, EFT Facility, MC Facility, F/X Facility and DSL Facility, and “Credit Facility” means anyone of them.

“DBNA” has the meaning set out in Section 6.4.

“DBRS” means Dominion Bond Rating Service Limited and any successors thereto.

“Debt” means, with respect to any person, all obligations, liabilities and indebtedness of such person and its Subsidiaries which would, in accordance with GAAP, be classified upon a consolidated balance sheet of such person as liabilities of such person and its Subsidiaries and, whether or not so classified, shall include (without duplication):

(a)	indebtedness of such person and its Subsidiaries for borrowed money;

(b)	obligations of such person and its Subsidiaries arising pursuant or in relation to: (i) bankers’ acceptances (including payment and reimbursement obligations in respect thereof), or (ii) letters of credit and letters of guarantee supporting obligations which would otherwise constitute Debt within the meaning of this definition or indemnities issued in connection therewith;

(c)	obligations of such person and its Subsidiaries with respect to drawings under all other letters of credit and letters of guarantee;

(d)	obligations of such person and its Subsidiaries under Guarantees, indemnities, assurances, legally binding comfort letters or other contingent obligations relating to the indebtedness or other obligations of any other person which would otherwise constitute Debt within the meaning of this definition and all Financial Assistance including endorsements of bills of exchange (other than for collection or deposit in the ordinary course of business);

(e)	(i) all indebtedness of such person and its Subsidiaries representing the deferred purchase price of any property to the extent that such indebtedness is or remains unpaid after the expiry of the customary time period for payment, provided however that such time period shall in no event exceed 90 days, and (ii) all obligations of such person and its Subsidiaries created or arising under any: (A) conditional sales agreement or other title retention agreement or (B) capital lease;

(f)	all Attributable Debt of such person and its Subsidiaries other than in respect of (i) leases of office space or (ii) operating leases, in each case entered into in the ordinary course of business (and, for certainty, no Sale-Leaseback shall be considered to be entered into in the ordinary course of business);

(g)	all other long-term obligations (including the current portion thereof) upon which interest charges are customarily paid prior to a default by such person; and

(h)	all indebtedness of other persons secured by a Security Interest on any asset of such person and its Subsidiaries, whether or not such indebtedness is assumed thereby; provided that the amount of such indebtedness shall be the lesser of (i) the fair market value of such asset at such date of determination, and (ii) the amount of such indebtedness shall only be Debt to the extent recorded as a liability in accordance with GAAP;

but shall exclude each of the following, determined (as required) in accordance with GAAP:

(i)	accounts payable to trade creditors and accrued liabilities incurred in the ordinary course of business;

(j)	deferred and future taxes;

(k)	dividends or other equity distributions payable;

(l)	accrued interest not yet due and payable;

(m)	liabilities in respect of deferred credits and liabilities;

(n)	for certainty, any Debt owing to the Borrower or a Subsidiary; and

(o)	such other similar liabilities as may be agreed by the Lender from time to time.

“Debt to EBlTDA Ratio” means, as at any date of determination, the ratio of (a) Debt as at such date to (b) EBITDA for the 12 months ending at such Quarter End, provided that, unless otherwise expressly provided or the context otherwise requires, references to “Debt to EBITDA Ratio” shall be and shall be deemed to be references to the Debt and EBITDA of Powell, on a consolidated basis.

“Default” means any event or condition which, with the giving of notice, lapse of time or upon a declaration or determination being made (or any combination thereof), would constitute an Event of Default.

“Demand for Payment” means an Acceleration Notice or a Financial Instrument Demand for Payment.

“Disclosure Schedule” means the disclosure schedule attached hereto as Schedule E.

“Discount Proceeds” means the net cash proceeds to the Borrower from the sale of a Bankers’ Acceptance pursuant hereto before deduction or payment of the fees to be paid to the Lender under Section 6.2.

“Distribution” means:

(a)	the declaration, payment or setting aside for payment of any distribution on or in respect of any Ownership Interest in the Borrower or any Subsidiary which is not a Wholly-Owned Subsidiary (including any return of capital), but excluding to Powell or any of its Subsidiaries;

(b)	the redemption, retraction, purchase, retirement or other acquisition, in whole or in part, of any Ownership Interest in the Borrower or any Subsidiary which is not a Wholly-Owned Subsidiary, but excluding by Powell or any of its Subsidiaries;

(c)	the making of any loan or advance or any other provision of credit or Financial Assistance by the Borrower or any Subsidiary to any Related Party other than to the Borrower or a Wholly-Owned Subsidiary or Powell or any of its Subsidiaries;

(d)	the payment of any principal, interest, fees or other amounts on or in respect of any loans, advances or other Debt owing at any time by the Borrower or any Subsidiary to any Related Party, other than to the Borrower or a Wholly-Owned Subsidiary or Powell or any of its Subsidiaries;

(e)	(i) the payment of any amount, (ii) the sale, transfer, lease or other disposition of any property or assets, or (iii) any granting or creation of any rights or interests, at any time, by the Borrower or any Subsidiary to or in favour of any Related Party, other than to or in favour of the Borrower or a Wholly-Owned Subsidiary or Powell or any of its Subsidiaries; or

(f)	the payment of any principal, interest fees or other amounts on or in respect of any loans, advances of other Debt owing at any time by the Borrower or any subsidiary to any third party if such payment would cause an Event of Default, and whether any of the foregoing is made, paid or satisfied in or for cash, property or any combination thereof.

“Documents” means this Agreement, the Security Documents and all certificates, notices, instruments and other documents delivered or to be delivered to the Lender in relation to the Credit Facilities pursuant hereto or thereto and, when used in relation to any person, the term “Documents” shall mean and refer to the Documents executed and delivered by such person.

“Drawdown” means:

(a)	an Advance of a Canadian Prime Rate Loan;

(b)	an Advance of a U.S. Base Rate Loan;

(c)	the issuance of a Letter of Credit; or

(d)	the issuance of Bankers’ Acceptances;

other than as a result of Conversions or Rollovers.

“Drawdown Date” means the date on which a Drawdown is made by the Borrower pursuant to the provisions hereof and which shall be a Banking Day.

“Drawdown Notice” means a notice substantially in the form annexed hereto as Schedule C to be given to the Lender by the Borrower pursuant hereto.

“DSL Facility” means the foreign exchange daily settlement facility in the maximum principal amount of Cdn. $2,000,000.00 (or the Equivalent Amount thereof in United States Dollars) to be made available to the Borrower by the Lender in accordance with the provisions hereof, subject to any reduction in accordance with the provisions hereof.

“DSL Facility Commitment” means the maximum principal amount the Lender has agreed to make available to the Borrower under the DSL Facility, being Cdn. $2,000,000.00, subject to reductions or adjustments pursuant to the terms hereof.

“EBITDA” means, with respect to any fiscal period of Powell, the Net Income for such period plus (on a consolidated basis and without duplication):

(a)	Interest Expense for such period, to the extent deducted in determining any portion of the Net Income;

(b)	all amounts deducted in the calculation of any portion of the Net Income for such period in respect of the provision for cash taxes (in accordance with GAAP); and

(c)	all amounts deducted in the calculation of any portion of the Net Income for such period in respect of non-cash items, including depreciation, amortization, deferred/future taxes, and other non-cash items approved by the Lender.

“EFT Facility” means the electronic funds transfer facility in the maximum principal amount of Cdn. $2,000,000.00 per day, to be made available to the Borrower by the Lender in accordance with the provisions hereof, subject to any reduction in accordance with the provisions hereof, and to be governed by the terms of the Lender’s Electronic Funds Transfer (EFT) Application Form.

“EFT Facility Commitment” means the maximum principal amount the Lender has agreed to make available to the Borrower under the EFT Facility, being Cdn. $2,000,000.00 per day, subject to reductions or adjustments pursuant to the terms hereof.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, claims, liens, notices of non-compliance or violation, investigations, inspections, inquiries or proceedings relating in any way to any Environmental Laws or to any permit issued under any such Environmental Laws including, without limitation:

(a)	any claim by a Governmental Authority for enforcement, clean up, removal, response, remedial or other actions or damages pursuant to any Environmental Laws; and

(b)	any claim by a person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive or other relief resulting from or relating to Hazardous Materials, including any Release thereof, or arising from alleged injury or threat of injury to human health or safety (arising from environmental matters) or the environment.

“Environmental Laws” means all Applicable Laws with respect to the environment or environmental or public health and safety matters contained in statutes, regulations, rules, ordinances, orders, judgments, approvals, notices, permits or policies, guidelines or directives having the force of law.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“Equivalent Amount” means, on any date, the equivalent amount of currency after giving effect to a conversion of a specified amount of currency at the noon rate of exchange for Canadian interbank transactions established by the Bank of Canada for the day in question, or, if such rate is for any reason unavailable, at the spot rate quoted for wholesale transactions by the Lender at approximately noon (Edmonton time) on that date in accordance with its normal practice.

“Event of Default” has the meaning set out in Section 12.1.

“Financial Assistance” means, with respect to any person and without duplication, any loan, guarantee, indemnity, assurance, acceptance, extension of credit, loan purchase, share purchase, equity or capital contribution, investment or other form of direct or indirect financial assistance or support of any other person or any obligation (contingent or otherwise) primarily for the purpose of enabling another person to incur or pay any Debt or to comply with agreements relating thereto or otherwise to assure or protect creditors of the other person against loss in respect of Debt of the other person and includes any guarantee of or indemnity in respect of the Debt of the other person and any absolute or contingent obligation to (directly or indirectly):

(a)	advance or supply funds for the payment or purchase of any Debt of any other person;

(b)	purchase, sell or lease (as lessee or lessor) any property, assets, goods, services, materials or supplies primarily for the purpose of enabling any person to make payment of Debt or to assure the holder thereof against loss;

(c)	guarantee, indemnify, hold harmless or otherwise become liable to, any creditor of any other person from or against any losses, liabilities or damages in respect of Debt;

(d)	make a payment to another for goods, property or services regardless of the non-delivery or non-furnishing thereof to the Borrower or any Subsidiary (as applicable); or

(e)	make an advance, loan or other extension of credit to another person, or make any subscription for equity, capital contribution, or investment in another person, or maintain the capital, working capital, solvency or general financial condition of another person.

The amount of any Financial Assistance is the amount of any loan or direct or indirect financial assistance or support, without duplication, given, or all Debt of the obligor to which the Financial Assistance relates, unless the Financial Assistance is limited to a determinable amount, in which case the amount of the Financial Assistance is the determinable amount.

“Financial Instrument” means any currency swap agreement, cross currency agreement, forward agreement, floor, cap or collar agreement, futures or options, insurance or other similar agreement or arrangement, or any combination thereof, entered into by the Borrower or a Subsidiary where the subject matter of the same is currency exchange rates or the price, value or amount payable thereunder is dependent or based upon currency exchange rates or fluctuations in currency exchange rates as in effect from time to time.

“Financial Instrument Demand for Payment” means a demand made by the Lender pursuant to a Lender Financial Instrument demanding payment of the Financial Instrument Obligations which are then due and payable relating thereto and shall include, without limitation, any notice under any agreement evidencing a Lender Financial Instrument which, when delivered, would require an early termination thereof and a payment by the Borrower or a Subsidiary in settlement of obligations thereunder as a result of such early termination.

“Financial Instrument Obligations” means obligations arising under Financial Instruments entered into by the Borrower or a Subsidiary to the extent of the net amount due or accruing due by the Borrower or Subsidiary thereunder (determined by marking to market the same in accordance with their terms).

“fiscal quarter” means the three month period commencing on the first day of each fiscal year and each successive three month period thereafter during such fiscal year.

“fiscal year” means the fiscal year of the Borrower which commences on October 1 of each year and ends on September 30 of each subsequent year.

“Fixed Charge Coverage Ratio” means, as at a Quarter End, the ratio of (a) EBITDA for the 12 months ending at such Quarter End less (i) maintenance capital expenditures plus (ii) amounts paid or the provision for federal state, local or foreign income taxes for such period, on a consolidated basis, to (b) the Fixed Charges for the 12 months ending at such Quarter End; provided that, if any Debt has created, issued, incurred, assumed, Guaranteed, repaid, repurchased or redeemed during such 12 month period (other than Debt under a revolving facility), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect thereto and the use of proceeds therefrom as if the same had occurred at the beginning of such 12 month period.

“Fixed Charges” means, for any period of determination, the sum of the following determined on a consolidated basis and without duplication:

(a)	the Interest Expense for such period; plus

(b)	the amount of Debt which has a scheduled due date or is otherwise required to be repaid or paid, as the case may be, during such period (which, for certainty, does not include voluntary prepayments);

provided that, if Powell has guaranteed any Debt of any person which is not the Borrower or a Subsidiary, then the Fixed Charges shall be determined as if such Debt was directly created, issued, incurred or assumed by Powell.

“F/X Facility” means the foreign exchange forward contract facility in the maximum principal amount of U.S. $2,000,000.00 to be made available to the Borrower by the Lender in accordance with the provisions hereof, subject to any reduction in accordance with the provisions hereof, and to be governed by the terms of the Lender’s Agreement for Foreign Exchange Contracts.

“F/X Facility Commitment” means the maximum principal amount the Lender has agreed to make available to the Borrower under the F/X Facility, being U.S. $2,000,000.00, subject to reductions or adjustments pursuant to the terms hereof.

“GAAP” means generally accepted accounting principles in the United States set out in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any federal, provincial, state, regional, municipal or local government or any department, agency, board, tribunal or authority thereof or other political subdivision thereof and any entity or person exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government or the operation thereof.

“Governmental Authorization” means an authorization, order, permit, approval, grant, license, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree or demand or the like issued or granted by law or by rule or regulation of any Governmental Authority.

“Guarantee” means any guarantee, undertaking to assume, endorse, contingently agree to purchase or to provide funds for the payment of, or otherwise become liable in respect of, any obligation of any person; provided that the amount of each Guarantee shall be deemed to be the amount of the obligation guaranteed thereby, unless the Guarantee is limited to a determinable amount in which case the amount of such Guarantee shall be deemed to be the lesser of such determinable amount or the amount of such obligation.

“Hazardous Materials” means any substance or mixture of substances which, if released into the environment, would likely cause, immediately or at some future time, harm or degradation to the environment or to human health or safety and includes any substance defined as or determined to be a pollutant, contaminant, waste, hazardous waste, hazardous chemical, hazardous substance, toxic substance or dangerous good under any Environmental Law.

“Hedging Affiliate” means any Affiliate of a Lender which enters into Financial Instrument.

“HSBC” means HSBC Bank Canada, a Canadian chartered bank.

“Indemnified Parties” means, collectively, the Lender, including a receiver, receiver manager or similar person appointed under Applicable Laws, and their respective shareholders, Affiliates, officers, directors, employees and agents, and “Indemnified Party” means anyone of the foregoing.

“Indemnified Third Party” has the meaning set out in Section 14.3.

“Information” has the meaning set out in Section 15.1.

“Intellectual Property” means, collectively, patents, patents pending, copyrights, proprietary processes or programs, industrial designs, trademarks, trademark applications, tradenames and other intellectual property of every nature and kind.

“Interest Expense” means, for any period, without duplication, interest expense determined on a consolidated basis in accordance with GAAP as the same would be set forth or reflected in a consolidated statement of income and, in any event and without limitation, shall include:

(a)	all interest accrued or payable in respect of such period, including capitalized interest;

(b)	all fees (including standby, commitment and stamping fees and fees payable in respect of letters of credit and letters of guarantee supporting obligations which constitute Debt, but excluding the fees payable on the date hereof in relation to the establishment of the Credit Facilities accrued or payable in respect of such period and which relate to any indebtedness or credit agreement, prorated (as required) over such period);

(c)	any difference between the face amount and the discount proceeds of any bankers’ acceptances, commercial paper and other obligations issued at a discount, prorated (as required) over such period.

“Interest Payment Date” means with respect to each Canadian Prime Rate Loan or U.S. Base Rate Loan, the first Banking Day of each calendar month provided that, in any case, the Maturity Date or, if applicable, any earlier date on which the Credit Facilities are fully cancelled or permanently reduced in full, shall be an Interest Payment Date with respect to all Loans then outstanding under the Credit Facilities.

“Interest Period” means:

(a)	with respect to each Canadian Prime Rate Loan or U.S. Base Rate Loan, the period commencing on the applicable Drawdown Date or Conversion Date, as the case may be, and terminating on the date selected by the Borrower hereunder for the Conversion of such Loan into another type of Loan or for the repayment of such Loan;

(b)	with respect to each Bankers’ Acceptance, the period selected by the Borrower hereunder and being of one (I), two (2) or three (3) months’ duration, subject to market availability, (or, subject to the agreement of the Lender, a longer or shorter period) commencing on the Drawdown Date, Rollover Date or Conversion Date of such Loan, provided that the last day of all Interest Periods for Bankers’ Acceptances outstanding under the Revolving Facility shall expire on or prior to the Maturity Date; and

(c)	with respect to each Letter of Credit, the period commencing on the date of issuance of such Letter of Credit and terminating on the last day the Letter of Credit is outstanding.

“Investment” means (a) any purchase or other acquisition of shares or other securities of any person, (b) any form of Financial Assistance to or for the benefit of any person, (c) any capital contribution to any other person and (d) any purchase or other acquisition of any assets, property or undertaking other than an acquisition in the ordinary course of business of the purchaser.

“Judgment Conversion Date” has the meaning set out in Section 14.4.

“Judgment Currency” has the meaning set out in Section 14.4.

“LC Fee” means the fee charged by the Lender for issuing a Letter of Credit under the Revolving Facility, which shall be calculated by the Lender in accordance with Section 5.5.

“Lender’s Account” means the account maintained by the Lender to which payments and transfers under this Agreement are to be effected as designated by written notice to the Borrower from time to time.

“Lender Financial Instrument” means a Financial Instrument entered into between the Lender or a Hedging Affiliate and the Borrower or a Subsidiary.

“Lender Financial Instrument Obligations” means, collectively, all of the obligations, indebtedness and liabilities (present or future, absolute or contingent, mature or not) of the Borrower and its Subsidiaries under, pursuant or relating to any and all Lender Financial Instruments.

“Letter of Credit” or “LC” means a Canadian Dollar financial or non-financial standby letter of credit, documentary letter of credit or letter of guarantee issued by and in a form satisfactory to the Lender, which Letters of Credit shall be issued at the request of and for the account of the Borrower pursuant to Article 7 for the purpose of supporting the Borrower’s and its Subsidiaries’ ordinary course business operations.

“Loans” means all Canadian Prime Rate Loans, U.S. Base Rate Loans, Bankers’ Acceptances and Letters of Credit outstanding hereunder as well as the amounts owing under the EFT Facility, MC Facility, F/X Facility and DSL Facility, and “Loan” means anyone of the foregoing.

“Material Adverse Effect” means a material adverse effect on:

(a)	the financial condition of Powell or on the Borrower and its Subsidiaries on a consolidated basis, as the case may be;

(b)	the ability of Powell, the Borrower or any of its Subsidiaries to observe or perform its obligations under the Documents to which it is a party or the validity or enforceability of such Documents or any material provision thereof;

(c)	the property, business, operations, expected net cash flows of Powell or the Borrower, liabilities or capitalization of Powell or of the Borrower and its Subsidiaries on a consolidated basis, as the case may be; or

(d)	the Security, the priority thereof or any right or remedy of the Lender thereunder.

“Material Agreements” means, collectively, each agreement, lease, instrument, indenture or other document to which the Borrower or any Subsidiary is a party and which if terminated or released (without replacement) or if the counterparty thereto defaulted in its performance thereof, such termination, release or default would have or would reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means March 1, 2015.

“MC Facility” means the Mastercard facility in the maximum principal amount of Cdn. $500,000.00 to be made available to the Borrower by the Lender in accordance with the provisions hereof, subject to any reduction in accordance with the provisions hereof, and to be governed by the terms of the Lender’s Mastercard Program Application and the Lender’s Mastercard Cardholder Application.

“MC Facility Commitment” means the maximum principal amount the Lender has agreed to make available to the Borrower under the MC Facility, being Cdn. $500,000.00, subject to reductions or adjustments pursuant to the terms hereof.

“Moody’s” means Moody’s Investors Service, Inc. and any successors thereto.

“Net Income” means, in respect of the period for which it is being determined, the net income determined on a consolidated basis in accordance with GAAP.

“Obligations” means, at any time and from time to time, all of the obligations, indebtedness and liabilities (present or future, absolute or contingent, matured or not) of the Borrower and its Subsidiaries to the Lender under, pursuant or relating to the Documents, the Credit Facilities and whether the same are from time to time reduced and thereafter increased or entirely extinguished and thereafter incurred again and including, without limitation, all principal, interest, fees, legal and other costs, charges and expenses, and other amounts payable by the Borrower under this Agreement.

“Officer’s Certificate” means a certificate or notice (other than a Compliance Certificate) signed by anyone of the president, chief financial officer, a vice president, treasurer, assistant treasurer, controller, corporate secretary or assistant secretary of the Borrower or Subsidiary, as the case may be, (including, in the case of a partnership a certificate or notice signed by such an officer of a general partner of such partnership); provided, however, that Drawdown Notices, Conversion Notices, Rollover Notices and Repayment Notices shall be executed on behalf of the Borrower by anyone of the foregoing persons or such other persons as may from time to time be designated by written notice from the Borrower to the Lender.

“Outstanding Principal” means, at any time, the aggregate of (a) the principal amount of all outstanding Canadian Prime Rate Loans, (b) the principal amount of all outstanding U.S. Base Rate Loans, (c) the amounts payable at maturity of all outstanding Bankers’ Acceptances, (d) the face amount of all outstanding and undrawn Letters of Credit, as well as the principal amount outstanding under the EFT Facility, MC Facility, F/X Facility and the DSL Facility if not otherwise hereinbefore referred to.

“Ownership Interest” means:

(a)	in respect of a body corporate, any shares in the capital of such body corporate;

(b)	in respect of a partnership, any partnership units or interests in such partner and includes any other income, capital, beneficial or ownership interest (however designated) in such partnership; and

(c)	in respect of any other person, any income, capital, beneficial or ownership interest (however designated) in such person (including, for certainty, any trust units in the case of a trust),

in each case, whether any of the foregoing are voting or non-voting and including any securities, instruments or contractual rights capable of being converted into, exchanged or exercised for any of the foregoing (including options, warrants, conversion or exchange privileges and similar rights).

“Permitted Contest” means action taken by or on behalf the Borrower or Subsidiary in good faith by appropriate proceedings diligently pursued to contest a Tax, claim or Security Interest, provided that:

(a)	the person to which the Tax, claim or Security Interest being contested is relevant (and, in the case of a Subsidiary, the Borrower on a consolidated basis) has established reasonable reserves therefore if and to the extent required by GAAP;

(b)	proceeding with such contest does not have, and would not reasonably be expected to have, a Material Adverse Effect; and

(c)	proceeding with such contest will not create a material risk of sale, forfeiture or loss of, or interference with the use or operation of, a material part of the property, assets and undertaking of the Borrower and its Subsidiaries.

“Permitted Debt” means the following:

(a)	the Obligations;

(b)	any Debt owing by the Borrower or any of its Subsidiaries to Powell;

(c)	any Debt owing by a Subsidiary to the Borrower, by a Subsidiary to a Subsidiary which is a Wholly-Owned Subsidiary and by the Borrower to a Subsidiary which is a Wholly-Owned Subsidiary;

(d)	Attributable Debt of the Borrower or any Subsidiary arising in connection with operating leases entered into in the ordinary course of business (which, for certainty, shall not include any operating leases entered into in connection with any Sale-Leaseback);

(e)	Debt arising pursuant to the indemnification, purchase price adjustment or similar provisions of agreements entered into by the Borrower or any Subsidiary in connection with acquisitions, Investments or dispositions permitted hereunder, or pursuant to guarantees, letters of credit, surety bonds or performance bonds provided to secure the performance of the Borrower or any Subsidiary pursuant to such agreements; provided that, for certainty, in no event shall such Debt include any Debt specified in subparagraphs (a) to (h), inclusive, of the definition thereof; and

(f)	Debt consisting of Financial Assistance permitted under Section 10.2(i).

“Permitted Disposition” means, in respect of the Borrower or any of its Subsidiaries, any of the following:

(a)	a sale or disposition by the Borrower or such Subsidiary in the ordinary course of business and in accordance with sound industry practice of tangible personal property that is obsolete, no longer useful for its intended purpose or being replaced in the ordinary course of business;

(b)	a sale or disposition of assets (including shares or ownership interests) by a Subsidiary to the Borrower, by a Subsidiary to a Subsidiary which is a Wholly-Owned Subsidiary and by the Borrower to a Subsidiary which is a Wholly-Owned Subsidiary;

(c)	a sale or disposition by the Borrower or any Subsidiary of its interest in machinery, equipment or other tangible personal property for which Purchase Money Obligations were incurred and (i) such Purchase Money Obligations are fully repaid concurrently with such sale or disposition and (ii) such sale or disposition is made in the ordinary course of business at fair market value to a person at arm’s length from the Borrower and its Subsidiaries; and

(d)	any sale or disposition of inventory of the Borrower or such Subsidiary, provided that such sale or disposition is made in the ordinary course of business for cash consideration not less than the fair market value of the inventory being sold or otherwise disposed of.

“Permitted Encumbrances” means as at any particular time any of the following encumbrances on the property or any part of the property of the Borrower or any Subsidiary:

(a)	liens for taxes, assessments or governmental charges not at the time due or delinquent or, if due or delinquent, the validity of which is being contested at the time by a Permitted Contest;

(b)	deemed liens and trusts arising by operation of law in connection with workers’ compensation, employment insurance and other social security legislation, in each case, which secure obligations not at the time due or delinquent or, if due or delinquent, the validity of which is being contested at the time by a Permitted Contest;

(c)	liens under or pursuant to any judgment rendered, or claim filed, against the Borrower or Subsidiary, which the Borrower or Subsidiary (as applicable) shall be contesting at the time by a Permitted Contest;

(d)	undetermined or inchoate liens and charges incidental to construction or current operations which have not at such time been filed pursuant to law against the Borrower or Subsidiary or which relate to obligations not due or delinquent or, if due or delinquent, the validity of which is being contested at the time by a Permitted Contest;

(e)	easements, rights of way, servitudes or other similar rights in land (including, without in any way limiting the generality of the foregoing, rights of way and servitudes for railways, sewers, drains, gas and oil and other pipelines, gas and water mains, electric light and power and telecommunication, telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved or taken by other persons which individually or in the aggregate do not materially detract from the value of the land concerned or materially impair its use in the operation of the business of the Borrower and its Subsidiaries, taken as a whole;

(f)	security given by the Borrower or Subsidiary to a public utility or any municipality or governmental or other public authority when required by such utility or municipality or other authority in connection with the operations of the Borrower or Subsidiary (as applicable), all in the ordinary course of its business which individually or in the aggregate do not materially detract from the value of the asset concerned or materially impair its use in the operation of the business of the Borrower and its Subsidiaries, taken as a whole;

(g)	the reservation in any original grants from the Crown of any land or interests therein and statutory exceptions and reservations to title;

(h)	Security Interests in favour of the Lender;

(i)	the Security;

(j)	any operating lease entered into in the ordinary course of business (which, for certainty, shall not include any operating leases entered into in connection with any Sale-Leaseback);

(k)	bankers’ liens, rights of set-off and other similar liens existing solely with respect to cash and Approved Securities on deposit in one or more accounts maintained by the Borrower or any of its Subsidiaries, in each case, granted in the ordinary course of business in favour of the Lender with which such accounts are maintained, securing amounts owing to the Lender with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(l)	to the extent constituting Security Interests, Financial Assistance permitted under this Agreement;

(m)	Security Interests securing Attributable Debt, provided that such Security Interests shall attach only to the property subject to the lease giving rise to such Attributable Debt and provided further that such Attributable Debt is Permitted Debt;

(n)	Security Interests securing a Purchase Money Obligation, provided that such Security Interests shall attach only to the property acquired in connection with which such Purchase Money Obligation was incurred (and proceeds thereof) and provided further that such Purchase Money Obligation is Permitted Debt;

(o)	landlords’ liens or any other rights of distress reserved in or exercisable under any lease of real property for rent and for compliance with the terms of such lease; provided that such lien does not attach generally to all or substantially all of the undertaking, assets and property of the Borrower or any Subsidiary;

(p)	pledges or deposits to secure performance of (i) bids, tenders, contracts (other than contracts for the payment of money) or (ii) leases of real property, in each case, to which the Borrower or a Subsidiary is a party;

(q)	Security Interests resulting from the deposit of cash or Approved Securities as security when the Borrower or a Subsidiary is required to do so by a Governmental Authority or by normal business practice in connection with contracts, licenses or tenders or similar matters in the ordinary course of business and for the purpose of carrying on the same, or to secure workers’ compensation, surety or appeal bonds or to secure costs of litigation when required by Applicable Law;

(r)	minor defects of title which, individually and in the aggregate, do not materially affect the right of ownership of the Borrower or its Subsidiary in and to the property affected thereby or the right of the Borrower or its Subsidiary to utilize such property to conduct its business; and

(s)	any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Security Interest referred to in the preceding subparagraphs (a) to (r) inclusive of this definition, so long as any such extension, renewal or replacement of such Security Interest is limited to all or any part of the same property that secured the Security Interest extended, renewed or replaced (plus improvements on such property) and the indebtedness or obligation secured thereby is not increased;

provided that nothing in this definition shall in and of itself cause the Obligations hereunder or the other obligations secured by the Security to be subordinated in priority of payment to any such Permitted Encumbrance or cause any Security Interests in favour of the Lender to rank subordinate to any such Permitted Encumbrance.

“Permitted Hedging” means Financial Instruments which are entered into in the ordinary course of business and for hedging purposes and not for speculative purposes (determined, where relevant, by reference to GAAP).

“Permitted Subordinated Debt” means any Debt owed by Powell to another person which Debt is specifically postponed and assigned to the Lender as security for the payment of the Obligations, or any of them.

“Person” means an individual, a partnership, a corporation, a limited or unlimited liability company, a joint venture, a trust, an unincorporated organization, a union, a government or any department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual, and words importing persons have a similar meaning.

“Power of Attorney” means a power of attorney provided by the Borrower to the Lender with respect to Bankers’ Acceptances in accordance with and pursuant to Section 6.4 hereof.

“Purchase Money Obligation” means any monetary obligation created or assumed as part of the purchase price of real or tangible personal property, whether or not secured, any extensions, renewals or refundings of any such obligation, provided that the principal amount of such obligation outstanding on the date of such extension, renewal or refunding is not increased and further provided that any security given in respect of such obligation shall not extend to any property other than the property acquired in connection with which such obligation was created or assumed and fixed improvements, if any, erected or constructed thereon and the proceeds thereof.

“Quarter End” means September 30, December 31, March 31 and June 30, in each year.

“Realization Proceeds” has the meaning set out in Section 12.7.

“Related Party” means any person which is anyone or more of the following:

(a)	an Affiliate of the Borrower or any Subsidiary thereof;

(b)	a shareholder or partner of the Borrower or any Subsidiary which, together with all Affiliates of such person, owns or controls, directly or indirectly, more than 10% of the Ownership Interests of the Borrower or any Subsidiary, or an Affiliate of any such shareholder or partner;

(c)	an officer or director of any of the foregoing; and

(d)	a person which is not at arm’s length from the Borrower and its Subsidiaries.

“Release” means any release, spill, emission, leak, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or sub-surface strata.

“Required Permits” means all Governmental Authorizations which are necessary at any given time for the Borrower and each of its Subsidiaries to own and operate its property, assets, rights and interests or to carry on its business and affairs.

“Revolving Facility” means the revolving credit facility in the maximum principal amount of Cdn. $10,000,000.00 (or the Equivalent Amount thereof in United States Dollars) to be made available to the Borrower by the Lender in accordance with the provisions hereof, subject to any reduction in accordance with the provisions hereof.

“Revolving Facility Commitment” means the maximum principal amount the Lender has agreed to make available to the Borrower under the Revolving Facility, being Cdn. $10,000,000.00, subject to reductions or adjustments pursuant to the terms hereof.

“Rollover” means with respect to Bankers’ Acceptances, the issuance of new Bankers’ Acceptances in respect of all or any portion of Bankers’ Acceptances maturing at the end of the Interest Period applicable thereto, all in accordance with Article 6 hereof.

“Rollover Date” means the date of commencement of a new Interest Period applicable to a Loan and which shall be a Banking Day.

“Rollover Notice” means a notice substantially in the form annexed hereto as Schedule D to be given to the Lender by the Borrower pursuant hereto.

“S&P” means the Standard & Poor’s Rating Group (a division of The McGraw-Hill Companies, Inc.) and any successors thereto.

“Sale-Leaseback” means an arrangement, transaction or series of arrangements or transactions under which title to any real property, tangible personal property or fixture is transferred by the Borrower or a Subsidiary (a “transferor”) to another person which leases or otherwise grants the right to use such property to the transferor (or nominee of the transferor) and, whether or not in connection therewith, the transferor also acquires a right or is subject to an obligation to acquire such property or a material portion thereof, and regardless of the accounting treatment of such arrangement, transaction or series of arrangements or transactions.

“Security” means the security and Security Interests created under the Security Documents.

“Security Documents” means the security and related agreements executed and delivered, or required to be executed and delivered, in favour of the Lender by Powell, the Borrower and the Subsidiaries pursuant to Section 11.1, as amended, supplemented, replaced or otherwise modified from time to time.

“Security Interest” means mortgages, charges, pledges, hypothecs, assignments by way of security, conditional sales or other title retentions, security created under the Bank Act (Canada), liens, encumbrances, security interests or other interests in property, howsoever created or arising, whether fixed or floating, perfected or not, which secure payment or performance of an obligation and, including, in any event:

(a)	deposits or transfers of cash, marketable securities or other financial assets under any agreement or arrangement whereby such cash, securities or assets may be withdrawn, returned or transferred only upon fulfillment of any condition as to the discharge of any other indebtedness or other obligation to any creditor;

(b)	(i) rights of set-off or (ii) any other right of or arrangement of any kind with any creditor, which in any case are made, created or entered into, as the case may be, for the purpose of or having the effect (directly or indirectly) of (A) securing Debt, (B) preferring some holders of Debt over other holders of Debt or (C) having the claims of any creditor be satisfied prior to the claims of other creditors with or from the proceeds of any properties, assets or revenues of any kind now owned or later acquired (other than, with respect to (C) only, rights of set-off granted or arising in the ordinary course of business);

(c)	the rights of lessors under capital leases, operating leases and any other lease financing; and

(d)	absolute assignments of accounts receivable.

“Shareholders’ Equity” means with respect to any person, all equity of such person and its Subsidiaries which would, in accordance with GAAP, be classified upon a consolidated balance sheet of such person as equity of such person and its Subsidiaries and, whether or not so classified, shall include (without duplication) preferred capital.

“Subsidiary” means, with respect to any person (“X”):

(a)	any corporation of which at least a majority of the outstanding shares having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time shares of any other class or classes of such corporation might have voting power by reason of the happening of any contingency, unless the contingency has occurred and then only for as long as it continues) is at the time directly, indirectly or beneficially owned or controlled by X or one or more of its Subsidiaries, or X and one or more of its Subsidiaries;

(b)	any partnership of which, at the time, X, or one or more of its Subsidiaries, or X and one or more of its Subsidiaries: (i) directly, indirectly or beneficially own or control more than 50% of the income, capital, beneficial or ownership interests (however designated) thereof; and (ii) is a general partner, in the case of limited partnerships, or is a partner or has authority to bind the partnership, in all other cases; or

(c)	any other person of which at least a majority of the income, capital, beneficial or ownership interests (however designated) are at the time directly, indirectly or beneficially owned or controlled by X, or one or more of its Subsidiaries, or X and one or more of its Subsidiaries, provided that, unless otherwise expressly provided or the context otherwise requires, references herein to “Subsidiary” or “Subsidiaries” shall be and shall be deemed to be references to Subsidiaries of the Borrower, and shall include Nextron and PPC Technical.

“Taxes” means all taxes, levies, imposts, stamp taxes, duties, fees, deductions, withholdings, charges, compulsory loans or restrictions or conditions resulting in a charge which are imposed, levied, collected, withheld or assessed by any country or political subdivision or taxing authority thereof now or at any time in the future, together with interest thereon and penalties, charges or other amounts with respect thereto, if any, and “Tax” and “Taxation” shall be construed accordingly.

“Termination Event” means an automatic early termination of obligations relating to a Lender Financial Instrument under any agreement relating thereto without any notice being required from a Lender.

“U.S. Base Rate” means the variable annual rate of interest per annum established from time to time by the Lender as the reference rate of interest for the determination of interest rates that the Lender will charge to customers in Canada for United States Dollar base rate loans in Canada and which was 3.75%pa on March 1, 2012.

“U.S. Base Rate Loan” means an Advance in United States Dollars made by the Lender to the Borrower under the Revolving Facility with respect to which the Borrower has specified or a provision hereof requires that interest is to be calculated by reference to the U.S. Base Rate.

“U.S. Dollars” and “US$” means the lawful money of the United States of America.

“Uniform Customs” has the meaning set out in Section 7.4.

“Wholly-Owned Subsidiary” means:

(a)	a corporation, all of the issued and outstanding shares in the capital of which are beneficially held by:

(i)	the Borrower or Powell, as the context requires;

(ii)	the Borrower or Powell, as the context requires, and one or more corporations, all of the issued and outstanding shares in the capital of which are held by the Borrower or Powell, as the context requires; or

(iii)	two or more corporations, all of the issued and outstanding shares in the capital of which are held by the Borrower or Powell, as the context requires;

(b)	a corporation which is a Wholly-Owned Subsidiary of a corporation that is a Wholly-Owned Subsidiary of the Borrower or Powell, as the context requires;

(c)	a partnership, all of the partners of which are the Borrower or Powell, as the context requires, and/or Wholly-Owned Subsidiaries of the Borrower or Powell, as the context requires; or

(d)	any person of which all of the income, capital, beneficial and ownership interests (however designated) are beneficially owned and controlled by the Borrower or Powell, as the context requires, and/or Wholly-Owned Subsidiaries of the Borrower or Powell, as the context requires.

1.2 Headings; Articles and Sections

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.3 Number; persons; including

Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa, words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa and words and terms denoting inclusiveness (such as “include” or “includes” or “including”), whether or not so stated, are not limited by their context or by the words or phrases which precede or succeed them.

1.4 Application of Accounting Principles

Where the character or amount of any asset or liability or item of revenue or expense or amount of equity is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of this Agreement or any other Document, such determination or calculation shall, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the parties, be made in accordance with GAAP applied on a consistent basis.

1.5 References to Agreements and Enactments

Reference herein to any agreement, instrument, licence or other document shall be deemed to include reference to such agreement, instrument, licence or other document as the same may from time to time be amended, modified, supplemented or restated in accordance with the provisions of this Agreement if and to the extent such provisions are applicable; and reference herein to any enactment shall be deemed to include reference to such enactment as re-enacted, amended or extended from time to time and to any successor enactment.

1.6 Per Annum Calculations

Unless otherwise stated, wherever in this Agreement reference is made to a rate “per annum” or a similar expression is used, such rate is expressed on the basis of, and shall be calculated on the basis of, a year of 365 days.

1.7 References to Borrower

References in this Agreement to actions and steps by, or the performance of the terms and conditions hereof by, the Borrower shall, if the context requires, be and shall be construed as being by the general partner on behalf of and in respect of the Borrower, if the Borrower is a limited partnership.

1.8 Schedules

The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

Schedule A	-	Compliance Certificate

Schedule B	-	Conversion Notice

Schedule C	-	Drawdown Notice

Schedule D	-	Rollover Notice

Schedule E	-	Disclosure Schedule

ARTICLE 2

THE CREDIT FACILITIES

2.1 The Credit Facilities

(a)	INTENTIONALLY DELETED

(b)	Revolving Facility. Subject to the terms and conditions hereof, the Lender shall make available to the Borrower the Revolving Facility. The Outstanding Principal under the Revolving Facility shall not exceed the Revolving Facility Commitment.

(c)	EFT Facility. Subject to the terms and conditions hereof, the Lender shall make available to the Borrower the EFT Facility. The Outstanding Principal under the EFT Facility shall not exceed the EFT Facility Commitment.

(d)	MC Facility. Subject to the terms and conditions hereof, the Lender shall make available to the Borrower the MC Facility. The Outstanding Principal under the MC Facility shall not exceed the MC Facility Commitment.

(e)	F/X Facility. Subject to the terms and conditions hereof, the Lender shall make available to the Borrower the F/X Facility. The Outstanding Principal under the F/X Facility shall not exceed the F/X Facility Commitment.

(f)	DSL Facility. Subject to the terms and conditions hereof, the Lender shall make available to the Borrower the DSL Facility. The Outstanding Principal under the DSL Facility shall not exceed the DSL Facility Commitment.

2.2 Types of Availments

(a)	INTENTIONALLY DELETED

(b)	Revolving Facility. The Borrower may make Drawdowns, Conversions and Rollovers under the Revolving Facility of (1) Canadian Prime Rate Loans, (2) U.S. Base Rate Loans, (3) Bankers’ Acceptances, and (4) Letters of Credit with terms of up to one year in Canadian Dollars. The Borrower shall have the option, subject to the terms and conditions hereof, to determine which types of Loans shall be drawn down and in which combinations or proportions.

2.3 Purpose

(a)	INTENTIONALLY DELETED

(b)	Revolving Facility. The Revolving Facility is being made available for working capital and other general corporate purposes of the Borrower.

(c)	EFT Facility. The EFT Facility is being made available to assist the Borrower with the payment of payroll and other payables.

(d)	MC Facility. The MC Facility is being made available for the issuance of expense cards to key employees of the Borrower.

(e)	F/X Facility. The F/X Facility is being made available for the purchase of forward contracts of U.S. Dollars with a maximum maturity of twelve (12) months to hedge against currency fluctuations.

(f)	DSL Facility. The DSL Facility is being made available for spot foreign exchange transactions.

2.4 Availability and Nature of the Credit Facilities

(a)	INTENTIONALLY DELETED

(b)	Revolving Facility. The Revolving Facility is a revolving credit facility: prior to the applicable Maturity Date or the occurrence of an Event of Default, the Outstanding Principal under the Revolving Facility may revolve and Borrower may borrow, repay and re-borrow up to the Revolving Facility Commitment, but only after the completion and registration, if applicable, of the Documents and the satisfaction of the Conditions Precedent to Drawdown as set out in Article 3 hereof.

(c)	EFT Facility, MC Facility, F/X Facility and DSL Facility. The EFT Facility, MC Facility, F/X Facility and DSL Facility shall be available to the Borrower after the completion and registration, if applicable, of the Documents and the satisfaction of the Conditions Precedent to Drawdown as set out in Article 3 hereof.

2.5 Margin Requirements

The obligations outstanding under the Revolving Facility (including the undrawn face amount of Letters of Credit) shall at no time exceed the Revolving Facility Commitment, or

2.6 Notice Periods for Drawdowns, Conversions and Rollovers

Subject to the provisions hereof, the Borrower may make a Drawdown, Conversion or Rollover under the Revolving Facility by delivering a Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be (executed in accordance with the definition of Officer’s Certificate), with respect to a specified type of Loan to the Lender not later than:

(a)	10:30 a.m. (Edmonton time) three (3) Banking Days prior to the proposed Drawdown Date, Conversion Date or Rollover Date, as the case may be, for the Drawdown of, Conversion into or Rollover of Bankers’ Acceptances;

(b)	10:30 a.m. (Edmonton time) three (3) Banking Day prior to the proposed Drawdown Date or Conversion Date, as the case may be, for Drawdowns of or Conversions into Canadian Prime Rate Loans or U.S. Base Rate Loans; and

(c)	10:30 a.m. (Edmonton time) three (3) Banking Days prior to the proposed Drawdown Date for the issuance of a Letter of Credit, which shall be accompanied by the appropriate application and indemnity in the applicable Lender’s customary form.

2.7 Currency Determination

In respect of any Drawdown, Conversion or Rollover under the Revolving Facility in United States Dollars, the Lender will determine the Equivalent Amount in Canadian Dollars for such Loan as of the date of the Drawdown Notice, Conversion Notice or Rollover Notice, as applicable.

2.8 Conversion Option

Subject to the provisions of this Agreement, the Borrower may convert the whole or any part of any type of Loan under the Revolving Facility into any other type of permitted Loan under the Revolving Facility by giving the Lender a Conversion Notice in accordance herewith; provided that:

(a)	Conversions of Bankers’ Acceptances may only be made on the last day of the Interest Period applicable thereto;

(b)	a Conversion shall not result in an increase in Outstanding Principal; increases in Outstanding Principal may only be effected by Drawdowns;

(c)	in respect of Conversions of a Loan denominated in one currency to a Loan denominated in another currency, the Borrower shall at the time of the Conversion repay the Loan or portion thereof being converted in the currency in which it was denominated; and

(d)	a Conversion of a Letter of Credit may occur only in accordance with Section 7.3.

2.9 Rollovers and Conversions not Repayments

Any amount converted shall be a Loan of the type converted to upon such Conversion taking place, and any amount rolled over shall continue to be the same type of Loan under the applicable Credit Facility as before the Rollover, but such Conversion or Rollover (to the extent of the amount converted or rolled over) shall not of itself constitute a repayment or a fresh utilization of any part of the amount available under the applicable Credit Facility.

2.10 Irrevocability

A Drawdown Notice, Rollover Notice, Conversion Notice or Repayment Notice given by the Borrower hereunder shall be irrevocable and, subject to any options the Lender may have hereunder in regard thereto and the Borrower’s rights hereunder in regard thereto, shall oblige the Borrower to take the action contemplated on the date specified therein.

2.11 Optional Cancellation or Reduction of the Revolving Facility

The Borrower may, at any time, upon giving at least five (5) Banking Days’ prior written notice to the Lender, cancel in full or, from time to time, permanently reduce in part the unutilized portion of Revolving Facility; provided, however, that any such reduction shall be in a minimum amount of Cdn. $500,000.

2.12 Optional Repayment of Credit Facilities

The Borrower may at any time and from time to time repay, without penalty, to the Lender the whole or any part of any Loan owing by it under the Revolving Facility together with accrued interest thereon to the date of such repayment provided that:

(a)	repayments pursuant to this Section may only be made on a Banking Day;

(b)	a Bankers’ Acceptance may only be repaid on its maturity unless collateralized in accordance with Section 2.14; and

(c)	a Letter of Credit may only be repaid to the extent it is drawn or returned for cancellation.

(d)	INTENTIONALLY DELETED.

2.13 Mandatory Repayment of Credit Facilities

(a)	All Facilities. Subject to Section 12.2, the Borrower shall repay or pay, as the case may be, to the Lender all Loans and other Obligations outstanding under each of the Credit Facilities on or before the Maturity Date.

(b)	INTENTIONALLY DELETED

2.14 Cash Collateral

(a)	With respect to the prepayment or cash collateralization of unmatured Bankers’ Acceptances required or contemplated pursuant to Section 1.12(b), Section 12.3 or elsewhere in this Agreement, the Borrower shall provide for the funding in full of such unmatured Bankers’ Acceptances by paying to and depositing with the Lender cash collateral for each such unmatured Bankers’ Acceptances equal to the face amount payable at maturity thereof; such cash collateral deposited by the Borrower shall be held by the Lender in a cash collateral account. Such cash collateral account shall be assigned to the Lender as security for the obligations of the Borrower in relation to such Bankers’ Acceptances and the security of the Lender thereby created shall rank in priority to all other Security Interests and adverse claims against such cash collateral. Such cash collateral shall be applied to satisfy the obligations of the Borrower for such Bankers’ Acceptances as they mature and the Lender is hereby irrevocably directed by the Borrower to apply any such cash collateral to such maturing Bankers’ Acceptances. Amounts held in such cash collateral accounts may not be withdrawn by the Borrower without the consent of the Lender. If after maturity of the Bankers’ Acceptances for which such funds are held and application by the Lender of the amounts in such cash collateral accounts to satisfy the obligations of the Borrower hereunder with respect to the Bankers’ Acceptances being repaid, any excess remains, such excess shall be promptly paid by the Lender to the Borrower so long as no Default or Event of Default is then continuing.

(b)

With respect to funding the cash collateralization of unexpired Letters of Credit as a result of Section 12.3 or elsewhere in this Agreement, the Borrower shall provide for the funding in full of the unexpired Letters of Credit by paying to and depositing with the Lender, cash collateral for each such unexpired Letter of Credit, equal to the undrawn face amount thereof. Such cash collateral deposited by the Borrower shall be held by the Lender in a cash collateral account, which shall be assigned to the Lender as security for the obligations of the Borrower in relation to such Letters of Credit and the security of the Lender thereby created in such cash collateral shall rank in priority to all other Security Interests and adverse claims against such cash collateral. Such cash collateral shall be applied to satisfy the obligations of the Borrower for such Letters of Credit if drawn upon and the Lender is hereby irrevocably directed by the Borrower to so apply any such cash collateral. Amounts held in such cash collateral accounts may not be withdrawn by the Borrower without the consent of the Lender. If after the drawing in full or expiration of the Letters of Credit for which such funds are held and application by the Lender of the amounts in such cash collateral accounts to satisfy the obligations of the Borrower hereunder with respect thereto, any excess remains, such excess shall be promptly paid by the Lender to the Borrower so long as no Default or Event of Default is then continuing.

2.15 Commitment and Renewal Fees

The Borrower will pay to the Lender:

(a)	on or before the Closing Date, an up-front commitment fee equal to 0.40% of the Revolving Facility Commitment; and

(b)	on each anniversary of the Closing Date on which any amount remains outstanding or available under any of the Credit Facilities, an annual renewal fee of Cdn. $5,000.00.

Fees collected by the Lender shall be its property as consideration for the time, effort and expense incurred by it in the review and administration of documents and financial statements, and the Borrower acknowledges and agrees that the determination of these costs is not feasible and that the fees set out herein represent a reasonable estimate of such costs.

ARTICLE 3

CONDITIONS PRECEDENT TO DRAWDOWN

3.1 Conditions for All Drawdowns

On or before each Drawdown hereunder, the following conditions shall be satisfied:

(a)	the Lender shall have received a proper and timely Drawdown Notice from the Borrower requesting the Drawdown;

(b)	the representations and warranties set forth in Section 9.1 shall be true and accurate in all respects on and as of the date of the requested Drawdown;

(c)	no Default or Event of Default shall have occurred and be continuing on and as of the date of the requested Drawdown nor shall the Drawdown result in the occurrence of a Default or Event of Default;

(d)	after giving effect to the proposed Drawdown, the Outstanding Principal of all Loans outstanding under the applicable Credit Facility shall not exceed the maximum amount of such Credit Facility; and

(e)	the Borrower shall not be in receipt of a Demand for Payment

3.2 Conditions for Closing

In addition to the conditions set forth in Section 3.1, the effectiveness of this Agreement and the obligation of the Lender to advance the Drawdowns hereunder are subject to the satisfaction of the following additional conditions:

(f)	the Lender, Borrower and Powell shall have fully executed and delivered this Agreement, in form and substance satisfactory to the Lender (acting reasonably);

(g)	INTENTIONALLY DELETED

(h)	all reasonable fees and expenses previously agreed in writing between the Borrower and the Lender shall be paid by the Borrower to the Lender (including the payment of all of the fees, charges and expenses of Lender’s legal counsel);

(i)	the Borrower, Powell and each corporate Subsidiary of the Borrower which is executing and delivering Documents shall have delivered to the Lender a current certificate of status, compliance or good standing, as the case may be, in respect of its jurisdiction of incorporation and certified copies of its constating documents, by-laws, shareholders agreement (if any) and the resolutions authorizing the Documents to which it is a party and transactions hereunder and an Officer’s Certificate as to the incumbency of the officers of Powell, the Borrower or the Subsidiary, as the case may be, signing the Documents to which it is a party;

(j)	INTENTIONALLY DELETED

(k)	the Borrower shall have delivered to the Lender an Officer’s Certificate detailing ownership structure of the Borrower and its Subsidiaries as of the Closing Date, which certificate shall be in form and substance satisfactory to the Lender (acting reasonably);

(l)	the Security and other Documents shall have been fully executed and delivered, each in form and substance satisfactory to the Lender (acting reasonably), and all registrations, filings and recordings necessary or desirable (as determined by the Lender’s legal counsel, acting reasonably) in connection with the Security shall have been made and completed,

(m)	the Lender shall have received (i) a legal opinion from legal counsel to each of Powell, the Borrower and its Subsidiaries in each applicable jurisdiction and (ii) a legal opinion from Lender’s legal counsel in each applicable jurisdiction, each in form and substance as may be required by the Lender;

(n)	the Lender shall have received current certificates of insurance evidencing that the Borrower and the Subsidiaries maintain insurance in amounts, terms and coverage in accordance with prudent industry practices and to the extent available on commercially reasonable terms, as required by the Lender, acting reasonably;

(o)	INTENTIONALLY DELETED

(p)	the Lender shall have received from Powell an executed Compliance Certificate, inter alia, evidencing compliance with the financial covenants set forth in Section 10.3;

(q)	as at the date of such Drawdown, no material adverse change in the business, affairs, assets, properties, operations, or condition, financial or otherwise, of Powell or of the Borrower and its Subsidiaries taken as a whole, shall have occurred since December 31, 2011;

(r)	INTENTIONALLY DELETED

(s)	the Lender shall have received company prepared year end consolidated financial statements of Powell, which are to the satisfaction of the Lender;

(t)	INTENTIONALLY DELETED

(u)	the Lender shall have received the fiscal 2012 consolidated cash flow projections for Powell, which shall include a pro-forma balance sheet, income statement and cash flow statement, and a capital expenditure budget for each quarter during such fiscal year, and shall otherwise be in a form and substance satisfactory to the Lender, acting reasonably; and

(v)	INTENTIONALLY DELETED

(w)	the Lender shall have received the corporate organizational chart for Powell and all of its Subsidiaries, including the Borrower;

(x)	INTENTIONALLY DELETED

(y)	INTENTIONALLY DELETED

(z)	the Lender shall have received such other certificates, instruments, documents and information as the Lender may reasonably request, including but not limited to any internally or independently prepared environmental assessment reports for the Borrower and its Subsidiaries.

3.3 Waiver

The conditions set forth in Sections 3.1 and 3.2 are inserted for the sole benefit of the Lender and may be waived by the Lender, in whole or in part (with or without terms or conditions).

ARTICLE 4

EVIDENCE OF DRAWDOWNS

4.1 Account of Record

The Lender shall open and maintain books of account evidencing all Loans and all other amounts owing by the Borrower to the Lender hereunder. The Lender shall enter in the foregoing accounts details of all amounts from time to time owing, paid or repaid by the Borrower hereunder. The information entered in the foregoing accounts shall, absent manifest error, constitute prima facie evidence of the obligations of the Borrower to the Lender hereunder with respect to all Loans and all other amounts owing by the Borrower to the Lender hereunder. After a request by the Borrower, the Lender shall promptly advise the Borrower of such entries made in the Lender’s books of account.

ARTICLE 5

PAYMENTS OF INTEREST AND FEES

5.1 Interest on Canadian Prime Rate Loans

The Borrower shall pay interest on each Canadian Prime Rate Loan owing by it under the Revolving Facility during each Interest Period applicable thereto in Canadian Dollars at a rate per annum equal to the Canadian Prime Rate in effect from time to time during such Interest Period plus the Applicable Pricing Rate. Each determination by the Lender of the Canadian Prime Rate applicable from time to time during an Interest Period shall, in the absence of manifest error, be prima facie evidence thereof. Such interest shall accrue daily and shall be payable in arrears on each Interest Payment Date for such Loan for the period from and including the Drawdown Date or the preceding Conversion Date or Interest Payment Date, as the case may be, for such Loan to and including the day preceding such Interest Payment Date and shall be calculated on the principal amount of the Canadian Prime Rate Loan outstanding during such period and on the basis of the actual number of days elapsed in a year of 365 days. Changes in the Canadian Prime Rate shall cause an immediate adjustment of the interest rate applicable to such Loans without the necessity of any notice to the Borrower.

5.2 Interest on U.S. Base Rate Loans

The Borrower shall pay interest on each U.S. Base Rate Loan owing by it under the Operating Facility during each Interest Period applicable thereto in United States Dollars at a rate per annum equal to the U.S. Base Rate in effect from time to time during such Interest Period plus the Applicable Pricing Rate. Each determination by the Lender of the U.S. Base Rate applicable from time to time during an Interest Period shall, in the absence of manifest error, be prima facie evidence thereof. Such interest shall accrue daily and shall be payable monthly in arrears on each Interest Payment Date for such Loan for the period from and including the Drawdown Date or the preceding Conversion Date or Interest Payment Date, as the case may be, for such Loan to and including the day preceding such Interest Payment Date and shall be calculated on the principal amount of the U.S. Base Rate Loan outstanding during such period and on the basis of the actual number of days elapsed in a year of 360 days. Changes in the U.S. Base Rate shall cause an immediate adjustment of the interest rate applicable to such Loans without the necessity of any notice to the Borrower.

5.3 Standby Fees for Revolving Facility

(a)	The Borrower shall pay to the Lender a standby fee in Canadian Dollars calculated at a rate per annum equal to the Applicable Pricing Rate (based on a year of 365 days) for standby fees on the amount, if any, for each day by which the amount of the Outstanding Principal owing to the Lender under the Revolving Facility is less than the Revolving Facility Commitment. Fees determined in accordance with this Section shall be payable by the Borrower in accordance with Section 5.3(b) until the earlier of cancellation in full of the undrawn portion of the Revolving Facility and the Maturity Date under the Revolving Facility.

(b)	The standby fees referred to in Section 5.3(a) shall accrue daily and be payable monthly in arrears on each Interest Payment Date applicable to Canadian Prime Rate Loans for the period from the date hereof or the preceding Interest Payment Date, as the case may be, to and including the day before such Interest Payment Date.

(c)	In order to calculate the daily Outstanding Principal under this Section 5.3 for any day in a calendar month, the Lender shall convert any U.S. Base Rate Loans into the Equivalent Amount thereof in Canadian dollars.

5.4 Stamping Fees

Upon the acceptance by the Lender of a Bankers’ Acceptance, the Borrower shall pay to the Lender a stamping fee in Canadian Dollars equal to the Applicable Pricing Rate for stamping fees for Bankers’ Acceptances calculated on the principal amount at maturity of such Bankers’ Acceptance and for the period of time from and including the date of acceptance to but excluding the maturity date of such Bankers’ Acceptance, and calculated on the basis of the number of days elapsed in a year of 365 days.

5.5 Fees Relating to Letters of Credit

(a)	The Borrower shall pay to the Lender in respect of Letters of Credit issued hereunder, an LC Fee payable annually on the date of issuance, calculated at a rate per annum equal to the Lender’s Applicable Pricing Rate and on the average daily amount of such Letter of Credit for the number of days such Letter of Credit was outstanding for the period from and including the date of issuance or the date of the immediately preceding determination of the LC Fee (as the case may be) to but excluding that date of determination, in each case, in a year of 365 days.

(b)	In addition, with respect to all Letters of Credit, the Borrower shall from time to time pay to the Lender its usual and customary fees and charges (at the then prevailing rates) for the amendment, delivery and administration of letters of credit such as the Letters of Credit and shall pay and reimburse the Lender for any reasonable out-of-pocket costs and expenses incurred in connection with any Letter of Credit, including in connection with any payment thereunder.

5.6 Interest Act (Canada)

Whenever a rate of interest hereunder is calculated on the basis of a year (the “deemed year”) which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.

5.7 Nominal Rates; No Deemed Reinvestment

The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; all interest payments to be made hereunder shall be paid without allowance or deduction for deemed reinvestment or otherwise, before and after maturity, default and judgment. The rates of interest specified in this Agreement are intended to be nominal rates and not effective rates. Interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.

5.8 Interest on Overdue Amounts

Notwithstanding any other provision hereof, in the event that any amount due hereunder (including, without limitation, any interest payment) is not paid when due (whether by acceleration or otherwise), the Borrower shall pay interest on such unpaid amount (including, without limitation, interest on interest), if and to the fullest extent permitted by Applicable Law, from the date that such amount is due until the date that such amount is paid in full (but excluding the date of such payment if the payment is received for value at the required place of payment on the date of such payment), and such interest shall accrue daily, be calculated and compounded monthly and be payable on demand, after as well as before maturity, default and judgment, at a rate per annum that is equal to (i) in respect of amounts due in Canadian Dollars, the rate of interest then payable on Canadian Prime Rate Loans plus 3.0% per annum and (ii) in respect of amounts due in United States Dollars, the rate of interest then payable on U.S. Base Rate Loans plus 3.0% per annum.

5.9 Waiver

To the extent permitted by Applicable Law, the covenant of the Borrower to pay interest at the rates provided herein shall not merge in any judgment relating to any obligation of the Borrower to the Lender and any provision of the Interest Act (Canada) or Judgment Interest Act (Alberta) which restricts any rate of interest set forth herein shall be inapplicable to this Agreement and is hereby waived by the Borrower.

5.10 Maximum Rate Permitted by Law

No interest or fee to be paid hereunder shall be paid at a rate exceeding the maximum rate permitted by Applicable Law. In the event that such interest or fee exceeds such maximum rate, such interest or fees shall be reduced or refunded, as the case may be, so as to be payable at the highest rate recoverable under Applicable Law.

ARTICLE 6

BANKERS’ ACCEPTANCES

6.1 Bankers Acceptances

The Borrower may give the Lender notice that Bankers’ Acceptances will be required under the Revolving Facility pursuant to a Drawdown, Rollover or Conversion.

6.2 Fees

Upon the acceptance by the Lender of a Bankers’ Acceptance, the Borrower shall pay to the Lender a fee in Canadian Dollars equal to the Applicable Pricing Rate calculated on the principal amount at maturity of such Bankers’ Acceptance and for the period of time from and including the date of acceptance to but excluding the maturity date of such Bankers’ Acceptance and calculated on the basis of the number of days elapsed in a year of 365 days.

6.3 Form and Execution of Bankers’ Acceptances

The following provisions shall apply to each Bankers’ Acceptance hereunder:

(a)	the face amount at maturity of each draft drawn by the Borrower to be accepted as a Bankers’ Acceptance shall be Cdn. $100,000 and integral multiples thereof;

(b)	the term to maturity of each draft drawn by the Borrower to be accepted as a Bankers’ Acceptance shall, subject to market availability as determined by the Lender, be one (I), two (2) or three (3) months (or such other longer or shorter term as agreed by the Lender), as selected by the Borrower in the relevant Drawdown, Rollover or Conversion Notice, and each Bankers’ Acceptance shall be payable and mature on the last day of the Interest Period selected by the Borrower for such Bankers’ Acceptance (which, for certainty, pursuant to the definition of “Interest Period” shall be on or prior to the Maturity Date);

(c)	each draft drawn by the Borrower and presented for acceptance by the Lender shall be drawn on the standard form of the Lender in effect at the time; provided, however, that the Lender may use a generic form of Bankers’ Acceptance, in a form satisfactory to the Lender, acting reasonably;

(d)	subject to Section 6.3(e) below, Bankers’ Acceptances shall be signed by duly authorized officers of the Borrower or, in the alternative, the signatures of such officers may be mechanically reproduced in facsimile thereon and Bankers’ Acceptances bearing such facsimile signatures shall be binding on the Borrower as if they had been manually executed and delivered by such officers on behalf of the Borrower; notwithstanding that any person whose manual or facsimile signature appears on any Bankers’ Acceptance may no longer be an authorized signatory for the Borrower on the date of issuance of a Bankers’ Acceptance, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such Bankers’ Acceptance shall be binding on the Borrower; and

(e)	in lieu of signing Bankers’ Acceptances in accordance with Section 6.3(d) above, the Borrower may provide a Power of Attorney to the Lender; for so long as a Power of Attorney is in force with respect to the Lender, the Lender shall execute and deliver Bankers’ Acceptances on behalf of the Borrower in accordance with the provisions thereof and, for certainty, all references herein to drafts drawn by the Borrower, Bankers’ Acceptances executed by the Borrower or similar expressions shall be deemed to include Bankers’ Acceptances executed in accordance with a Power of Attorney, unless the context otherwise requires.

6.4 Power of Attorney; Provision of Bankers’ Acceptances to Lender

(a)	Unless revoked in accordance herewith, the Borrower hereby appoints the Lender, acting by any authorized signatory of the Lender in question, the attorney of the Borrower:

(i)	to sign for and on behalf and in the name of the Borrower as drawer, drafts in the Lender’s standard form which are depository bills as defined in the Depository Bills and Notes Act (Canada) (the “DBNA”), payable to a “clearing house” (as defined in the DBNA) including, without limitation, The Canadian Depository For Securities Limited or its nominee, CDS & Co. (the “clearing house”);

(ii)	for drafts which are not depository bills, to sign for and on behalf and in the name of the Borrower as drawer and to endorse on its behalf, Bankers’ Acceptances drawn on the Lender payable to the order of the undersigned or payable to the order of the Lender;

(iii)	to fill in the amount, date and maturity date of such Bankers’ Acceptances; and

(iv)	to deposit and/or deliver such Bankers’ Acceptances which have been accepted by the Lender,

provided that such acts in each case are to be undertaken by the Lender in question strictly in accordance with instructions given to the Lender by the Borrower as provided in this Section. For certainty, signatures of any authorized signatory of the Lender may be mechanically reproduced in facsimile on Bankers’ Acceptances in accordance herewith and such facsimile signatures shall be binding and effective as if they had been manually executed by such authorized signatory of the Lender.

Instructions from the Borrower to the Lender relating to the execution, completion, endorsement, deposit and/or delivery by the Lender on behalf of the Borrower of Bankers’ Acceptances which the Borrower wishes to submit to the Lender for acceptance by the Lender shall be communicated by the Borrower in writing to the Lender by delivery to the Lender of Drawdown Notices, Conversion Notices and Rollover Notices, as the case may be, in accordance with this Agreement.

The communication in writing by the Borrower to the Lender of the instructions set out in the Drawdown Notices, Conversion Notices and Rollover Notices referred to above shall constitute (a) the authorization and instruction of the Borrower to the Lender to sign for and on behalf and in the name of the Borrower as drawer the requested Bankers’ Acceptances and to complete and/or endorse Bankers’ Acceptances in accordance with such information as set out above and (b) the request of the Borrower to the Lender to accept such Bankers’ Acceptances and deposit the same with the clearing house or deliver the same, as the case may be, in each case in accordance with this Agreement and such instructions. The Borrower acknowledges that the Lender shall not be obligated to accept any such Bankers’ Acceptances except in accordance with the provisions of this Agreement.

The Lender shall be and it is hereby authorized to act on behalf of the Borrower upon and in compliance with instructions communicated to the Lender as provided herein if the Lender reasonably believes such instructions to be genuine.

This Power of Attorney may be revoked by the Borrower with respect to the Lender at any time upon not less than 5 Banking Days’ prior written notice served upon the Lender, provided that no such revocation shall reduce, limit or otherwise affect the obligations of the Borrower in respect of any Bankers’ Acceptance executed, completed, endorsed, deposited and/or delivered in accordance herewith prior to the time at which such revocation becomes effective.

(b)	Unless the Borrower has provided Powers of Attorney to the Lender, to facilitate Drawdowns, Rollovers or Conversions of Bankers’ Acceptances, the Borrower shall, upon execution of this Agreement and thereafter from time to time as required by the Lender, provide to the Lender drafts drawn in blank by the Borrower (pre-endorsed and otherwise in fully negotiable form, if applicable) in quantities sufficient for the Lender to fulfill its obligations hereunder. Any such pre signed drafts which are delivered by the Borrower to the Lender shall be held in safekeeping by the Lender with the same degree of care as if they were the Lender’s property, and shall only be dealt with by the Lender in accordance herewith. The Lender shall not be responsible or liable for its failure to make any Drawdown, Rollover or Conversion of Bankers’ Acceptances required hereunder if the cause of such failure is, in whole or in part, due to the failure of the Borrower to provide such pre-signed drafts to the Lender on a timely basis.

(c)	By 10:00 a.m. (Edmonton time) on the applicable Drawdown Date, Conversion Date or Rollover Date for which Borrower has given notice hereunder that Bankers’ Acceptances have been elected or will be required by Borrower, the Borrower shall (i) either deliver to the Lender, or, if previously delivered, be deemed to have authorized the Lender to complete and accept, or (ii) where the Borrower has previously executed and delivered a Power of Attorney to the Lender, be deemed to have authorized the Lender to sign on behalf of the Borrower, complete and accept, drafts drawn by the Borrower on the Lender in a principal amount at maturity equal to the Bankers’ Acceptances specified by the Borrower in the relevant Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be, as notified to the Lender by the Borrower.

6.5	Mechanics of Issuance

(a)	The Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it for its own account.

(b)	On each such Drawdown Date, Rollover Date or Conversion Date involving the issuance of Bankers’ Acceptances:

(i)	Lender shall complete and accept, in accordance with the Drawdown Notice, Conversion Notice or Rollover Notice delivered by the Borrower the Bankers’ Acceptances to be issued on such date and shall purchase such Bankers’ Acceptances for its own account at a purchase price which reflects the BA Rate applicable to such issue; and

(ii)	in the case of a Drawdown, the Lender shall, for same day value on the Drawdown Date, remit the Discount Proceeds payable by the Lender (net of the acceptance fee payable to the Lender pursuant to Section 6.2) to the Borrower.

6.6	Rollover, Conversion or Payment on Maturity

In anticipation of the maturity of Bankers’ Acceptances, the Borrower shall, subject to and in accordance with the requirements hereof, do one or a combination of the following with respect to the aggregate face amount at maturity of all such Bankers’ Acceptances:

(a)	(i) deliver to the Lender a Rollover Notice that the Borrower intends to draw and present for acceptance on the maturity date new Bankers’ Acceptances in an aggregate face amount up to the aggregate amount of the maturing Bankers’ Acceptances and (ii) on the maturity date pay to the Lender an additional amount equal to the difference between the aggregate face amount of the maturing Bankers’ Acceptances and the Discount Proceeds of such new Bankers’ Acceptances;

(b)	(i) deliver to the Lender a Conversion Notice requesting a Conversion of the maturing Bankers’ Acceptances to another type of Loan under the Revolving Facility as the maturing Bankers’ Acceptances and (ii) on the maturity date pay to the Lender an amount equal to the difference, if any, between the aggregate face amount of the maturing Bankers’ Acceptances and the amount of the Loans into which Conversion is requested; or

(c)	on the maturity date of the maturing Bankers’ Acceptances, pay to the Lender an amount equal to the aggregate face amount of such Bankers’ Acceptances.

If the Borrower fails to so notify the Lender or make such payments on maturity, the Lender shall effect a Conversion into a Canadian Prime Rate Loan of the entire amount of such maturing Bankers’ Acceptances as if a Conversion Notice had been given by the Borrower to the Lender to that effect.

6.7	Restriction on Rollovers and Conversions

Subject to the other provisions hereof, Conversions and Rollovers of Bankers’ Acceptances may only occur on the maturity date thereof.

6.8	Rollovers

In order to satisfy the continuing liability of the Borrower to the Lender for the face amount of maturing Bankers’ Acceptances accepted by the Lender, the Lender shall receive and retain for its own account the Discount Proceeds of new Bankers’ Acceptances issued on a Rollover, and the Borrower shall on the maturity date of the Bankers’ Acceptances being rolled over pay to the Lender an amount equal to the difference between the face amount of the maturing Bankers’ Acceptances and the Discount Proceeds from the new Bankers’ Acceptances, together with the acceptance fees to which the Lender is entitled pursuant to Section 6.2.

6.9	Conversion into Bankers’ Acceptances

In respect of Conversions into Bankers’ Acceptances, in order to satisfy the continuing liability of the Borrower to the Lender for the amount of the converted Loan, the Lender shall receive and retain for its own account the Discount Proceeds of the Bankers’ Acceptances issued upon such Conversion, and the Borrower shall on the Conversion Date pay to the Lender an amount equal to the difference between the principal amount of the converted Loan and the aggregate Discount Proceeds from the Bankers’ Acceptances issued on such Conversion, together with the acceptance fees to which the Lender is entitled pursuant to Section 6.2.

6.10	Conversion from Bankers’ Acceptances

In order to satisfy the continuing liability of the Borrower to the Lender for an amount equal to the aggregate face amount of the maturing Bankers’ Acceptances converted to another type of Loan, the Lender shall record the obligation of the Borrower as a Loan of the type into which such continuing liability has been converted.

ARTICLE 7

LETTERS OF CREDIT

7.1	Availability

Subject to the provisions hereof, the Borrower may require that Letters of Credit be issued under the Revolving Facility by delivering a Drawdown Notice in accordance with Section 2.6. The issuance of Letters of Credit shall constitute a Drawdown hereunder and shall reduce the availability of the Revolving Facility by the aggregate Outstanding Principal of Letters of Credit under the Revolving Facility.

7.2	Currency, Type and Expiry

Letters of Credit issued pursuant hereto shall be denominated in Canadian Dollars and amounts payable thereunder shall be paid in the currency in which the Letter of Credit is denominated. A Letter of Credit issued hereunder shall be issued by the Lender; provided that the Lender shall have no obligation to issue any Letter of Credit unless and until it has received such ancillary documents, including applications and indemnities, as the Lender normally requires for similar transactions. Letters of Credit shall be in a form satisfactory to the Lender, acting reasonably, and shall have an expiration date not in excess of one year from the date of issue and, in any event, not later than the Maturity Date.

7.3	Reimbursement or Conversion on Presentation

Upon presentation of a Letter of Credit and payment thereunder by the Lender, the Borrower shall (at its option) either forthwith pay to and reimburse the Lender all amounts paid pursuant to such Letter of Credit or, failing such payment, the Borrower shall be deemed to have effected a Conversion of such Letter of Credit into a Canadian Prime Rate Loan.

7.4	Uniform Customs and Practice

The Uniform Customs and Practice for Loan Documentary Credits as most recently published by the International Chamber of Commerce (the “Uniform Customs”) shall in all respects apply to each Letter of Credit unless expressly provided to the contrary therein and shall be deemed for such purpose to be a part of this Agreement as if fully incorporated herein. In the event of any conflict or inconsistency between the Uniform Customs and the governing law of this Agreement, the Uniform Customs shall, to the extent permitted by Applicable Law, prevail to the extent necessary to remove the conflict or inconsistency.

ARTICLE 8

PLACE AND APPLICATIONS OF PAYMENTS

8.1	Place of Payment of Principal, Interest and Fees; Payments to Lender

All payments of principal, interest, fees and other amounts to be made by the Borrower to the Lender pursuant to this Agreement shall be made to the Lender in the currency in which the Loan is outstanding for value on the day such amount is due, and if such day is not a Banking Day on the Banking Day next following, by deposit or transfer thereof to the Lender’s Account or at such other place as the Lender may specify in writing from time to time. Any payment delivered or made to the Lender by 1:00 p.m. local time at the place where such payment is to be made shall be credited as of that day, but if made afterwards shall be credited as of the next Banking Day thereafter.

8.2	Absolute and Unconditional Obligation to Pay

The obligation of the Borrower to make all payments pursuant to this Agreement and the Security Documents shall be absolute and unconditional and shall not be limited or affected by any circumstance, including, without limitation:

(a)	any set-off, compensation, counter-claim, recoupment, defense or other right which the Borrower may have against the Lender or anyone else for any reason whatsoever; or

(b)	any insolvency, bankruptcy, reorganization or similar proceedings by or against the Borrower.

8.3	Funds

Each amount advanced, disbursed or paid hereunder shall be advanced, disbursed or paid, as the case may be, in such form of funds as may from time to time be customarily used in Edmonton, Alberta in the settlement of banking transactions similar to the banking transactions required to give effect to the provisions of this Agreement on the day such advance, disbursement or payment is to be made (for certainty, each such amount advanced, disbursed or paid hereunder shall be advanced, disbursed or paid, as the case may be, in immediately available funds to the extent possible).

8.4	Application of Payments

Except as otherwise agreed in writing by the Lender, if any Event of Default shall occur and be continuing, all payments made by the Borrower to the Lender shall be applied in the following order:

(a)	to amounts due hereunder as fees other than acceptance fees for Bankers’ Acceptances;

(b)	to amounts due hereunder as costs and expenses;

(c)	to amounts due hereunder as default interest;

(d)	to amounts due hereunder as interest and acceptance fees for Bankers’ Acceptances; and

(e)	to amounts due hereunder as principal (including reimbursement obligations in respect of Bankers’ Acceptances).

8.5	Payments Clear of Taxes

(a)

Any and all payments by the Borrower to the Lender hereunder shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future Taxes and all liabilities with respect thereto imposed, levied, collected, withheld or assessed by any Governmental Authority or under the laws of any international tax authority imposed on the Lender, or by or on behalf of the foregoing (and, for greater certainty, nothing in this Section 8.5(a) shall make the Borrower liable for any taxes imposed on or measured by the Lender’s overall net income or franchise taxes imposed on it (in lieu of net income taxes) by the jurisdiction (or any political subdivision thereof) under the laws of which the Lender is organized, in which its applicable lending office is maintained or in which its principal office is located). In addition, the Borrower agrees to pay any present or future stamp, transfer, registration, excise, issues, documentary or other taxes, charges or similar levies which arise from any payment made under this Agreement or the Loans or in respect of the execution, delivery or registration or the compliance with this Agreement or the other Documents contemplated hereunder other than taxes imposed on or measured by the Lender’s overall net income and franchise taxes imposed on it (in lieu of net income taxes) by the jurisdiction (or any political subdivision thereof) under the laws of which the Lender is organized, in which its applicable lending office is maintained or in which its principal office is located. The Borrower shall indemnify and hold harmless the Lender for the full amount of any Taxes or other amounts paid or payable by the Lender and any liability (including penalties, interest, additions to tax and reasonable out-of-pocket expenses) resulting therefrom or with respect thereto which arise from any payment made under or pursuant to this Agreement or the Loans or in respect of the execution, delivery or registration of, or compliance with, this Agreement or the other Documents other than taxes imposed on or measured by the Lender’s overall net income and franchise taxes imposed on it (in lieu of net income taxes) by the jurisdiction (or any political subdivision thereof) under the laws of which the Lender is organized, in which its applicable lending office is maintained or in which its principal office is located.

(b)	If the Borrower shall be required by law to deduct or withhold any amount from any payment or other amount required to be paid to the Lender hereunder, or if any liability therefor shall be imposed or shall arise from or in respect of any sum payable hereunder, then the sum payable to the Lender hereunder shall be increased as may be necessary so that after making all required deductions, withholdings, and additional income tax payments attributable thereto (including deductions, withholdings or income tax payable for additional sums payable under this provision) the Lender receives an amount equal to the amount it would have received had no such deductions or withholdings been made or if such additional taxes had not been imposed; in addition, the Borrower shall pay the full amount deducted or withheld for such liabilities to the relevant taxation authority or other authority in accordance with Applicable Law, such payment to be made (if the liability is imposed on the Borrower) for its own account or (if the liability is imposed on the Lender) on behalf of and in the name of the Lender. If the liability is imposed on the Lender, the Borrower shall deliver to the Lender evidence satisfactory to the Lender, acting reasonably, of the payment to the relevant taxation authority or other authority of the full amount deducted or withheld.

8.6	Set Off

(a)	In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence of an Event of Default which remains unremedied (whether or not the Loans have been accelerated hereunder), the Lender shall have the right (and are hereby authorized by the Borrower) at any time and from time to time to combine all or any of the Borrower’s accounts with the Lender and to set off and to appropriate and to apply any and all deposits (general or special, term or demand) including, but not limited to, indebtedness evidenced by certificates of deposit whether matured or unmatured, and any other indebtedness at any time held by the Borrower or owing by the Lender to or for the credit or account of the Borrower against and towards the satisfaction of any Obligations owing by the Borrower, and may do so notwithstanding that the balances of such accounts and the liabilities are expressed in different currencies, and the Lender is hereby authorized to effect any necessary currency conversions at the noon spot rate of exchange announced by the Bank of Canada on the Banking Day before the day of conversion.

(b)	The Lender shall notify the Borrower of any such set off from the Borrower’s accounts within a reasonable period of time thereafter, although the Lender shall not be liable to the Borrower for its failure to so notify.

8.7	INTENTIONALLY DELETED

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1	Representations and Warranties

Each of Powell and the Borrower represents and warrants as follows to the Lender and acknowledges and confirms that the Lender is relying upon such representations and warranties:

(a)	Existence -The Borrower

The Borrower is a corporation duly incorporated and validly existing under the laws of Canada and is duly registered in all other jurisdictions where the nature of its property or character of its business requires registration, except for jurisdictions where the failure to be so registered or qualified would not have a Material Adverse Effect, and has all necessary power and authority to own its properties and carry on its business as presently carried on or as contemplated by the Documents.

(b)	Existence – Powell

Powell is a corporation duly incorporated and validly existing under the laws of the State of Delaware and is duly registered in all other jurisdiction where the nature of its property or character of its business requires registration, except for jurisdictions where the failure to be so registered or qualified would not have a Material Adverse Effect, and has all necessary power and authority to own its properties and carry on its business as presently carried on.

(c)	Existence and Good Standing -Corporations

Each of the Subsidiaries is a corporation incorporated and validly existing and in good standing under the laws of Canada; each is duly registered in all other jurisdictions where the nature of its property or character of its business requires registration, except for jurisdictions where the failure to be so registered or qualified would not have a Material Adverse Effect, and has all necessary power and authority to own its properties and carry on its business as presently carried on or as contemplated by the Documents.

(d)	Existence -Partnerships and Trusts

Each Subsidiary that is a partnership or a trust is validly existing under the laws of the Province of Alberta and is duly registered in all other jurisdictions where the nature of its property or character of its business requires registration, except for jurisdictions where the failure to be so registered or qualified would not have a Material Adverse Effect, and has all necessary power and authority to own its properties and carry on its business as presently carried on or as contemplated by the Documents.

(e)	Authority

Each of the Borrower, Powell and each Subsidiary have full power, legal right and authority to enter into the Documents to which it is a party and do all such acts and things as are required by such Documents to be done, observed or performed, in accordance with the terms thereof.

(f)	Valid Authorization and Execution

Each of the Borrower, Powell and each Subsidiary has taken all necessary corporate, partnership and other action (as applicable) of its directors, shareholders, partners, trustees and other persons (as applicable) to authorize the execution, delivery and performance of the Documents to which it is a party and to observe and perform the provisions thereof in accordance with the terms therein contained.

(g)	Validity of Agreement Non-Conflict

None of the authorization, execution or delivery of this Agreement or performance of any obligation pursuant thereto requires or will require, pursuant to Applicable Law now in effect, any approval or consent of any Governmental Authority having jurisdiction (except such as has already been obtained and are in full force and effect) nor is in conflict with or contravention of (i) the Borrower’s, (ii) Powell’s or (iii) any Subsidiary’s articles, by laws or other constating documents or any resolutions of directors or shareholders or the provisions of its partnership agreement or declaration of trust or trust indenture (as applicable) or (iv) the provisions of any other indenture, instrument, undertaking or other agreement to which Powell, the Borrower or any of its Subsidiaries is a party or by which they or their properties or assets are bound, the contravention of which would have or would reasonably be expected to have a Material Adverse Effect. The Documents when executed and delivered will constitute valid and legally binding obligations of each of Powell, the Borrower and each of its Subsidiaries which is a party thereto enforceable against each such party in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforceability of creditors’ rights and to the fact that equitable remedies are only available in the discretion of the court.

(h)	Ownership of Property

Each of the Borrower, Powell, and each Subsidiary has good and marketable title to its material property, subject to Permitted Encumbrances which, individually and in the aggregate, do not materially affect their respective rights of ownership to such property, the value thereof or their right or ability to utilize the same in the conduct of their business and affairs.

(i)	INTENTIONALLY DELETED

(j)	Debt

Neither the Borrower nor any Subsidiary has created, incurred, assumed, suffered to exist, or entered into any contract, instrument or undertaking pursuant to which, the Borrower or any Subsidiary is now or may hereafter become liable for Debt other than Permitted Debt, in the aggregate, in excess of $1,000,000.00.

(k)	Encumbrances

Neither the Borrower nor any Subsidiary has created, incurred, assumed, suffered to exist, or entered into any contract, instrument or undertaking pursuant to which, any person may have or be entitled to any Security Interest on or in respect of its property and assets or any part thereof except for Permitted Encumbrances.

(l)	No Material Adverse Effect

No event or circumstance has occurred or is continuing which has had or would reasonably be expected to have a Material Adverse Effect.

(m)	No Omissions

The Borrower has made available to the Lender all material information necessary to make any representations, warranties and statements contained in this Agreement not misleading in any material respect in light of the circumstances in which they are given.

(n)	(n) Non-Default

No Default or Event of Default has occurred or is continuing or would occur following any Drawdown hereunder.

(o)	Financial Condition

The audited and unaudited consolidated financial statements of Powell delivered to the Lender pursuant hereto present fairly, in all material respects, the consolidated financial condition of Powell as at the date thereof and the results of the consolidated operations thereof for the fiscal year or fiscal quarter (as applicable) then ending, all in accordance with GAAP consistently applied.

(p)	Information Provided

All information, materials and documents, including all cash flow projections, economic models, capital and operating budgets and other information and data:

(i)	prepared and provided to the Lender by Powell, the Borrower or any Subsidiary in respect of the transactions contemplated by this Agreement, or as required by the terms of this Agreement, were, in the case of financial projections, prepared in good faith based upon reasonable assumptions at the date of preparation, and, in all other cases, true, complete and correct in all material respects as of the respective dates thereof; and

(ii)	to the extent prepared by persons other than Powell, the Borrower or a Subsidiary and provided to the Lender by or on behalf of Powell, the Borrower or any Subsidiary in respect of the transactions contemplated by this Agreement, or as required by the terms of this Agreement, were, to the best of the knowledge of Powell and the Borrower after due inquiry, in the case of financial projections, prepared in good faith based upon reasonable assumptions at the date of preparation, and, in all other cases, true, complete and correct in all material respects as of the respective dates thereof.

(q)	Absence of Litigation

There are no actions, suits or proceedings pending or, to the knowledge of Powell and the Borrower, threatened against or affecting Powell, the Borrower or any of its Subsidiaries, their property or any of their undertakings and assets, at law, in equity or before any arbitrator or before or by any Governmental Authority having jurisdiction in the premises in respect of which there is a reasonable possibility of a determination adverse to Powell, the Borrower or any Subsidiary and which, if determined adversely, would have or would reasonably be expected to have a Material Adverse Effect.

(r)	Compliance with Applicable Laws, Court Orders and Agreements

Powell, the Borrower and each of its Subsidiaries and their respective property, businesses and operations are in compliance with all Applicable Laws (including, without limitation, all applicable Environmental Laws), all applicable directives, judgments, decrees, injunctions and orders rendered by any Governmental Authority or court of competent jurisdiction, its articles, by laws and other constating documents, all agreements or instruments to which it is a party or by which its property or assets are bound, and any employee benefit plans, except to the extent that failure to so comply would not have and would not reasonably be expected to have a Material Adverse Effect.

(s)	Required Permits in Effect

All Required Permits are in full force and effect, except to the extent that the failure to have or maintain the same in full force and effect would not, when taken in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(t)	Remittances Up to Date

All of the material remittances required to be made by Powell, the Borrower and its Subsidiaries to Governmental Authorities which are due and payable have been made, are currently up to date and there are no outstanding arrears, other than those which are being contested by Permitted Contest.

(u)	Environmental

(i)

To the best of the knowledge and belief of Powell and the Borrower, after due inquiry, Powell, the Borrower, its Subsidiaries and their respective properties, assets and undertakings taken as a whole comply in all respects and the businesses, activities and operations of same and the use of such properties, assets and undertakings and the processes and undertakings performed thereon comply in all respects with all Environmental Laws except to the extent that failure to so comply would not have and would not reasonably be expected to have a Material Adverse Effect; further, neither Powell nor the Borrower knows, and has no reasonable grounds to know, of any facts which result in or constitute or are likely to give rise to non-compliance with any Environmental Laws, which facts or non-compliance have or would reasonably be expected to have a Material Adverse Effect.

(ii)	Neither Powell nor the Borrower have received written notice and, except as previously disclosed to the Lender in writing, has no knowledge after due inquiry, of any facts which could give rise to any notice of non-compliance with any Environmental Laws, which non-compliance has or would reasonably be expected to have a Material Adverse Effect and has not received any notice that Powell, the Borrower or any of its Subsidiaries is a potentially responsible party for a federal, provincial, regional, municipal or local clean up or corrective action in connection with their respective properties, assets and undertakings where such clean up or corrective action has or would reasonably be expected to have a Material Adverse Effect.

(v)	(v) Taxes

Each of Powell, the Borrower and each of its Subsidiaries has duly filed on a timely basis all tax returns required to be filed and have paid all material Taxes which are due and payable, and have paid all material assessments and reassessments, and all other material Taxes, governmental charges, governmental royalties, penalties, interest and fines claimed against them, other than those which are being contested by them by Permitted Contest; they have made adequate provision for, and all required installment payments have been made in respect of, Taxes payable for the current period for which returns are not yet required to be filed; there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by them or the payment of any Taxes; there are no actions or proceedings being taken by any taxation authority in any jurisdictions where Powell, the Borrower or any Subsidiary carries on business to enforce the payment of any Taxes by them other than those which are being contested by them by Permitted Contest.

(w)	Subsidiaries and Assets; Documents of Title

The Disclosure Schedule (as it may be supplemented from time to time by the Borrower) sets forth as at the date hereof:

(i)	the corporate organizational chart of Powell and its Subsidiaries and the names and jurisdictions of incorporation of each of Powell, the Borrower and Subsidiaries, their respective share capital or other ownership interests and the outstanding shares or ownership interests, and any trade names used by such entities;

(ii)	the jurisdictions in which Powell, the Borrower and the Subsidiaries conduct business;

(iii)	the location of Powell’s, the Borrower’s and the Subsidiaries’ respective places of business, locations where inventory or other assets are held and the locations of their respective chief executive offices;

(iv)	all fee interests in any real property, and all material leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) in real property, regardless of whether Powell, the Borrower or any Subsidiary is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment;

(v)	all Material Agreements (of the Borrower and its Subsidiaries only); and

(vi)	all trademarks, patents and other material intellectual property.

No negotiable documents of title, bills of lading or warehouse receipts have been issued in respect of the Borrower’s or any Subsidiary’s inventory or assets.

(x)	(x) Intellectual Property

Each of the Borrower and its Subsidiaries has or has the legal right to use all Intellectual Property necessary for the operation and conduct of their business, affairs, operations and processes and, to the best of their knowledge and belief, no person has asserted any claim or taken any step or proceedings to prohibit or limit the use of such Intellectual Property by the Borrower and its Subsidiaries.

(y)	Performance of Material Agreements

Neither the Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Material Agreements, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except in either case where the consequences, direct or indirect, of such default or defaults, if any, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (“Material Defaults”). All Material Agreements are in full force and effect and no dispute which could reasonably be expected to have a Material Adverse Effect currently exist thereunder, and neither Powell nor the Borrower has knowledge of any Material Defaults by any third party currently existing thereunder.

(z)	Books and Records

All books and records of Powell, the Borrower and the Subsidiaries have been fully, properly and accurately kept and completed in all material respects and there are no material inaccuracies or material discrepancies of any kind contained or reflected therein.

(aa)	Employee Matters

Each of Powell, the Borrower and its Subsidiaries has made full payment when due of all required contributions to any employee benefit plan except where failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There is no strike or work stoppage in existence or threatened involving Powell, the Borrower or any of its Subsidiaries that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

9.2	Deemed Repetition

On the date of delivery by the Borrower of a Drawdown Notice, Conversion Notice or Rollover Notice to the Lender, and again on the date of any Drawdown, Conversion or Rollover made by the Borrower pursuant thereto, as well as on each anniversary of the Closing Date:

(a)	Each of the representations and warranties contained in Section 9.1 shall be deemed to be repeated; and

(b)	Each of the Borrower and Powell shall be deemed to have represented to the Lender that no event has occurred and remains outstanding which would constitute a Default or an Event of Default nor will any such event occur as a result of the aforementioned Drawdown, Conversion or Rollover.

9.3	Other Documents

All representations, warranties, certifications and statements of Powell, the Borrower or any Subsidiary contained in any other Document delivered pursuant hereto or thereto shall be deemed to constitute representations and warranties made by Powell and the Borrower to the Lender under Section 9.1 of this Agreement.

9.4	Effective Time of Repetition

All representations and warranties, when repeated or deemed to be repeated hereunder, shall be construed with reference to the facts and circumstances existing at the time of repetition, unless they are stated herein to be made as at the date hereof or as at another date.

9.5	Nature of Representations and Warranties

The representations and warranties set out in this Agreement or deemed to be made pursuant hereto shall survive the execution and delivery of this Agreement and the making of each Drawdown, notwithstanding any investigations or examinations which may be made by the Lender or Lender’s legal counsel. Such representations and warranties shall survive until this Agreement has been terminated, provided that the representations and warranties relating to environmental matters shall survive the termination of this Agreement.

ARTICLE 10

GENERAL COVENANTS

10.1	Affirmative Covenants of the Borrower

So long as any Obligation is outstanding or any Credit Facility is available hereunder, the Borrower covenants and agrees with the Lender that, unless the Lender otherwise consent in writing:

(a)	Punctual Payment and Performance

It shall duly and punctually pay the principal of all Loans, all interest thereon and all fees and other amounts required to be paid by the Borrower hereunder in the manner specified hereunder and the Borrower shall perform and observe all of its obligations under this Agreement and under any other Document to which it is a party.

(b)	Books and Records

It shall keep proper books of record and account in which complete and correct entries will be made of its transactions in accordance with GAAP.

(c)	Maintenance and Operation

It shall do or cause to be done, and will cause each Subsidiary to do or cause to be done, all things necessary or required to have all its properties, assets and operations owned, operated and maintained in accordance with diligent and prudent industry practice and Applicable Laws except to the extent that the failure to do or cause to be done the same would not have and would not reasonably be expected to have a Material Adverse Effect, and at all times cause the same to be owned, operated, maintained and used in compliance with all terms of any applicable insurance policy to the extent necessary to ensure that coverage under any such policy cannot be denied by the insurers thereunder.

(d)	Maintain Existence; Compliance with Legislation Generally; Required Permits

Except as otherwise permitted by Section 10.2(d), the Borrower shall, and shall cause each of its Subsidiaries, to preserve and maintain its corporate, partnership or trust existence (as the case may be) as a corporation, partnership or trust existing under the laws of Canada or any province thereof. The Borrower shall do or cause to be done, and shall cause its Subsidiaries to do or cause to be done, all acts necessary or desirable to comply with all Applicable Laws, except where such failure to comply does not and would not reasonably be expected to have a Material Adverse Effect, and to preserve and keep in full force and effect all Required Permits and all other franchises, licences, rights, privileges, permits and Governmental Authorizations necessary to enable the Borrower and each of its Subsidiaries to operate and conduct their respective businesses in accordance with prudent industry practice, except to the extent that the failure to have any of the same does not and would not reasonably be expected to have a Material Adverse Effect.

(e)	Budgets, Financial Statements, Engineering Reports and Other Information

The Borrower shall deliver to the Lender:

(i)

Annual Financials—as soon as available and, in any event, within 120 days after the end of each of its fiscal years, copies of Powell’s audited annual financial statements on a consolidated basis with a comparison to the forecast for such year, and, if requested, copies of the unaudited annual financial statements on an unconsolidated basis of the Borrower and each Subsidiary, each consisting of a balance sheet, statement of income, statement of cash flows and statement of shareholders’ equity for each such year, together with the notes thereto in the case of the audited annual financial statements, all prepared in accordance with GAAP consistently applied, together with a report and unqualified opinion of Powell’s auditors thereon in the case of audited annual financial statements of Powell and including any management letters provided by the auditors in connection with such audit;

(ii)	Quarterly Financials—as soon as available and, in any event within 60 days after the end of each of the first three (3) fiscal quarters, copies of Powell’s unaudited financial statements on a consolidated basis with a comparison to the approved forecast for such fiscal quarter, in each case consisting of a balance sheet, statement of income and statement of cash flows for each such period all in reasonable detail and stating in comparative form the figures for the corresponding date and fiscal quarter in the previous fiscal year, all prepared in accordance with GAAP consistently applied;

(iii)	Compliance Certificates—concurrently with furnishing the annual financial statements pursuant to Section 10.1 (e)(i) and the quarterly financial statements pursuant to Section 10.1 (e)(ii) after each Quarter End (except for the fourth fiscal quarter), a Compliance Certificate signed by anyone of the president, chief financial officer, vice president -finance or treasurer of the Borrower and stating that, inter alia, the representations and warranties in Section 9.1 are true and accurate in all respects (or, if applicable, specifying those representations and warranties that are not), that no Default or Event of Default has occurred and is continuing (or, if applicable, specifying those defaults or events notified in accordance with Section 10.I(h) below) and demonstrating compliance with all covenants of the Borrower in Sections 10.1 and 10.2, and all covenants of the Borrower and Powell in Section 10.3;

(iv)	Financial Statements of the Borrower – as soon as available and, in any event within sixty (60) days after the end of each of the first three (3) fiscal quarters and after the end of each of its fiscal years, copies of Borrower’s unaudited financial statements on a consolidated basis for each of the first three (3) fiscal quarters and for the fiscal year, respectively (in-house statements are acceptable), with a comparison to the approved forecast for such fiscal quarters and fiscal year, and in each case consisting of a balance sheet, statement of income and statement of cash flows for each such period all in reasonable detail and stating in comparative form the figures for the corresponding fiscal quarters in the previous fiscal year and the immediately preceding fiscal year, respectively, all prepared in accordance with GAAP consistently applied.

(v)	Forecasts—within 120 days after the end of each of its fiscal years, the Borrower shall provide the Lender with an annual business and finance plan including a consolidated financial forecast for the next fiscal year (quarter by quarter for the first year), including a balance sheet, statement of income, statement of cash flows, statement of shareholders’ equity, a statement of changes from the prior forecasts, a capital expenditure budget and a pro forma calculation of the financial covenants set forth in Section 10.3, each containing reasonable detail, together with a statement of anticipated significant events for the Borrower and Subsidiaries;

(vi)	INTENTIONALLY DELETED

(vii)	Financial Instruments—concurrently with furnishing the Compliance Certificates pursuant to Section 10.1 (e)(iii), a report on the status of all outstanding Financial Instruments, such report to be in a form and containing such information as may be required by the Lender; and

(viii)	Other—at the request of the Lender, such other information, reports, engineering data, certificates, projections of income and cash flow or other matters affecting the business, affairs, financial condition, property or assets of the Borrower or the business, affairs, financial condition, property or assets of any of its Subsidiaries as the Lender may reasonably request.

(f)	Rights of Inspection

At any reasonable time and from time to time upon reasonable prior notice, the Borrower shall permit the Lender or any representative thereof (at the expense of the Borrower during the continuance of a Default or Event of Default and, otherwise, at the expense of the Lender, as applicable) to (i) examine and make copies of and abstracts from the records and books of account of the Borrower or any of its Subsidiaries, (ii) visit and inspect the premises and properties of the Borrower or any of its Subsidiaries (in each case at the risk of the Borrower, except for the gross negligence or willful misconduct of the inspecting party or the failure of any such inspecting party to comply with the Borrower’s or any such Subsidiary’s health and safety requirements, as advised to such inspecting party), and (iii) discuss the affairs, operations, finances and accounts of the Borrower or any of the Subsidiaries with any of the officers or directors of the Borrower or any of its Subsidiaries.

(g)	Notice of Material Litigation

The Borrower shall promptly give written notice to the Lender of any litigation, proceeding or dispute affecting the Borrower or any of its Subsidiaries in respect of a demand or claim in respect of which there is a reasonable possibility of an adverse determination and which if adversely determined would reasonably be expected to result in a liability, obligation or judgment in excess of Cdn. $250,000 (or the Equivalent Amount thereof in any other currency) or to have a Material Adverse Effect, and shall from time to time furnish to the Lender all reasonable information requested by the Lender concerning the status of any such litigation, proceeding or dispute.

(h)	Notice of Default or Event of Default

The Borrower shall deliver to the Lender, as soon as reasonably practicable and in any event no later than three (3) Banking Days after becoming aware of a Default or an Event of Default, an Officer’s Certificate describing in detail such Default or such Event of Default and specifying the steps, if any, being taken to cure or remedy the same.

(i)	Notice of Material Adverse Effect

The Borrower shall, as soon as reasonably practicable, promptly notify the Lender of any event, circumstance or condition that has had or is reasonably likely to have a Material Adverse Effect.

(j)	New Subsidiaries and Security Related Notices.

The Borrower shall promptly give written notice to the Lender of:

(i)	the acquisition, creation or existence of each new Subsidiary and the information set forth in the Disclosure Schedule as described in Section 9.1(w) with respect to such Subsidiary, which notice shall be provided at least fifteen (15) days before such event;

(ii)	any name change of the Borrower or any Subsidiary, which notice shall be provided at least fifteen (15) days before such name change;

(iii)	any change in the location of the Borrower’s or any Subsidiary’s chief executive office, which notice shall be provided at least fifteen (15) days before the change in the location;

(iv)	any acquisition (whether by purchase, lease or otherwise) of any real or personal property or assets by the Borrower or any Subsidiary which are intended to be used or kept in any jurisdiction or location not identified in the Disclosure Schedule, or any relocation of existing assets outside said jurisdictions or locations; and

(v)	any of the Borrower or Subsidiary acquiring (whether by purchase, lease or otherwise) an interest in real property where such property has a fair market value in excess of Cdn. $500,000 (or the Equivalent Amount thereof in any other currency).

(j)	Documents of Title

If any negotiable document of title is issued in respect of the inventory or other assets of the Borrower or any Subsidiary, the Borrower shall notify the Lender of such negotiable document of title and the details regarding same and the Borrower or Subsidiary shall at all times maintain possession of such negotiable document of title; provided that, upon the occurrence of an Event of Default, such negotiable document of title shall be delivered to the Lender.

(k)	Payment of Taxes, Withholdings, etc.

The Borrower shall, and shall cause its Subsidiaries to, from time to time pay or cause to be paid all material Taxes, rents, rates, levies or assessments, ordinary or extraordinary, governmental fees or dues, and to make and remit all withholdings, lawfully levied, assessed or imposed upon the Borrower or its Subsidiaries or any of the assets of the Borrower or its Subsidiaries, as and when the same become due and payable, except when and so long as the validity of any such material Taxes, rents, rates, levies, assessments, fees, dues or withholdings is being contested by the Borrower or its Subsidiaries by a Permitted Contest.

(l)	Payment of Preferred Claims

The Borrower shall, and shall cause its Subsidiaries to, from time to time pay when due or cause to be paid when due all material amounts related to wages, workers’ compensation obligations, government royalties or pension fund obligations and any other amount which may result in a lien, charge, Security Interest or similar encumbrance against the assets of the Borrower or such Subsidiary arising under statute or regulation, except when and so long as the validity of any such material amounts or other obligations is being contested by the Borrower or its Subsidiaries by a Permitted Contest.

(m)	Environmental Covenants

(i)	Without limiting the generality of Section 10.1(d) above, the Borrower shall, and shall cause its Subsidiaries and any other party acting under their direction to, conduct their business and operations so as to comply at all times with all Environmental Laws.

(ii)	If the Borrower or its Subsidiaries shall:

(A) receive or give any notice that a violation of any Environmental Law has or may have been committed or is about to be committed by the same;

(B) receive any notice that a complaint, proceeding or order has been filed or is about to be filed against the same alleging a violation of any Environmental Law; or

(C) receive any notice requiring the Borrower or a Subsidiary, as the case may be, to take any action in connection with the Release of Hazardous Materials into the environment or alleging that the Borrower or the Subsidiary may be liable or responsible for costs associated with a response to or to clean up a Release of Hazardous Materials into the environment or any damages caused thereby, if such violation, action or liability could reasonably be expected to give rise to liability of the Borrower and/or any of its Subsidiaries, in the aggregate, in any fiscal year exceeding $250,000.00, the Borrower shall promptly provide the Lender with a copy of such notice and shall, or shall cause its Subsidiary to, furnish to the Lender from time to time all reasonable information requested by the Lender relating to the same.

(n)	Use of Loans

The Borrower shall use all Loans and the proceeds thereof solely for the purposes set forth in Section 2.3 hereof.

(o)	Required Insurance

The Borrower shall, and shall cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and business and against such casualties and contingencies and in such types and such amounts as shall be required by the Lender (acting reasonably) and, in any event, as shall be in accordance with prudent business practices for persons of the size and type of business and operations as the Borrower and its Subsidiaries.

(p)	Compliance With Material Agreements

The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with their respective Material Agreements.

(q)	Intellectual Property

The Borrower and its Subsidiaries shall have, or shall have the legal right to use, all Intellectual Property necessary for the operation and conduct of their business, affairs, operations and processes.

10.2	Negative Covenants of the Borrower

So long as any Obligation is outstanding or any Credit Facility is available hereunder, the Borrower covenants and agrees with the Lender that, unless the Lender otherwise consents in writing:

(a)	Change of Business

The Borrower shall not, and shall not permit any Subsidiary to, change in any material respect the nature of its business or operations from the types of businesses and intended operations carried on by the Borrower and its Subsidiaries as set out in the business plan presented to the Lender with the Borrower’s application or request for the Credit Facilities.

(b)	No Change of Control

The Borrower shall remain a Wholly-Owned Subsidiary of Powell.

(c)	Negative Pledge

The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, issue, incur, assume or permit to exist any Security Interests on any of their property, undertakings or assets other than Permitted Encumbrances.

(d)	No Dissolution

The Borrower shall not, nor shall it permit any of its Subsidiaries to, liquidate, dissolve or wind up or take any steps or proceedings in connection therewith except, in the case of Subsidiaries, where the successor thereto or transferee thereof is the Borrower or another Wholly-Owned Subsidiary of the Borrower.

(e)	Limit on Purchase or Sale of Assets

Except for Permitted Dispositions, the Borrower shall not, and shall not permit its Subsidiaries to:

(i)	sell, transfer or otherwise dispose of any of their respective property or assets during the continuance of a Default or Event of Default; or

(ii)	purchase, sell, transfer or otherwise dispose of property or assets in any period of twelve consecutive months, whether in one or a series of transactions, having an aggregate fair market value in excess of Cdn. $500,000 (or the Equivalent Amount thereof in any other currency), other than in the ordinary course of its business.

Notwithstanding this Section 10.2(e), it is understood and agreed that the Borrower may purchase property and equipment for the purposes of establishing its new Canadian Headquarters to a maximum aggregate fair market value of not more that FORTY MILLION ($40,000,000.00) DOLLARS without being found in violation of this Section 10.2.

(f)	Limitation on Debt

The Borrower shall not have or incur, or permit any Subsidiary to have or incur, any Debt other than Permitted Debt, in the aggregate, in excess of $1,000,000.00 at any time.

(g)	Limit on Investment

The Borrower shall not, nor shall it permit any Subsidiary to, make Investments other than:

(i)	Investments consisting of Financial Assistance permitted under Section 10.2(i);

(ii)	Investments in Approved Securities; and

(iii)	Investments consisting of the acquisition of all of the shares of another Person or substantially all of the business assets, property and undertaking of another Person, not exceeding, in the aggregate in any fiscal year, Cdn. $2,000,000.00 (or the Equivalent Amount thereof in any other currency), provided that in any event any such acquisition shall not be a hostile acquisition or takeover.

(h)	Limits on Distributions

The Borrower shall not make, or permit any Subsidiary to make any Distributions.

(i)	Limit on Financial Assistance

The Borrower and its Subsidiaries shall not provide any Financial Assistance to or in favour of any person except:

(i)	in favour of the Lender and their respective Hedging Affiliates for or in respect of the Obligations or Lender Financial Instrument Obligations;

(ii)	for the benefit of the Borrower or a Wholly-Owned Subsidiary in connection with Permitted Debt;

(iii)	in favour of the Borrower or a Wholly-Owned Subsidiary;

(iv)	for Investments permitted pursuant to Section 10.2(g); and

(v)	Powell or any of its Subsidiaries

(j)	No Financial Instruments Other Than Permitted Hedging

The Borrower and its Subsidiaries shall not enter into, transact or have outstanding any Financial Instruments or Financial Instrument Obligations other than Permitted Hedging.

(k)	Non-Arm’s Length Transaction

Except in respect of transactions between or among the Borrower and/or one or more of its Wholly-Owned Subsidiaries, the Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or transaction whatsoever, including for the sale, purchase, lease or other dealing in any property or the provision of any services (other than office and administration services provided in the ordinary course of business), with any Related Party except upon fair and reasonable terms, which terms are not less favourable to the Borrower or a Subsidiary than it would obtain in an arm’s length transaction and, if applicable, for consideration which equals the fair market value of such property or other than at a fair market rental as regards leased property.

(l)	No Merger, Amalgamation, etc.

The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other person whether by way of reconstruction, reorganization, recapitalization, consolidation, amalgamation, merger, transfer, sale or otherwise except, in the case of Subsidiaries, where the successor thereto or transferee thereof is the Borrower or another Wholly-Owned Subsidiary of the Borrower.

(m)	Material Agreements

The Borrower shall not, nor shall it permit any Subsidiary to, take any steps to terminate (without replacement), forfeit, surrender, amend, supplement or modify any Material Agreement (or provide any waiver or consent to like effect) or waive any failure of any counterparty thereto perform its obligations thereunder, if any of the foregoing would have or reasonably be expected to have a Material Adverse Effect or if the amendment, supplement, modification, waiver or consent relates to the assignment provisions of such agreement.

10.3	Financial Covenants

So long as any Obligation is outstanding or any Credit Facility is available hereunder, Powell and the Borrower each covenants and agrees with the Lender that, unless the Lender otherwise consent in writing:

(a)	Maximum Debt to EBITDA Ratio

(i)	As of the Closing Date and as of each Quarter End thereafter, the Debt to EBITDA Ratio for Powell shall not exceed 2.75:1.0.

(b)	Minimum Fixed Charge Coverage Ratio

As at each Quarter End, the Fixed Charge Coverage Ratio for Powell shall be equal to or greater than 1.25:1.0.

(c)	Consolidated Tangible Net Worth

As at each Quarter End, commencing with the Quarter ending March 31, 2012, the Consolidated Tangible Net Worth of Powell shall be equal or greater than the sum of:

(i)	U.S. $172,500,000, plus

(ii)	an amount equal to 50% of the Net Income for each fiscal Quarter, commencing with the fiscal quarter ended March 31, 2012, and for each fiscal quarter thereafter (with no deduction for any net loss in any fiscal quarter), plus

(iii)	an amount equal to 100% of the aggregate increase in Shareholders’ Equity of Powell and its Subsidiaries after the date hereof by reason of the issuance and sale of any Equity Interests of Powell or any of its Subsidiaries (other than issuances to Powell or a Wholly-Owned Subsidiary), including upon any conversion of any debt securities of Powell into capital stock or other equity interests.

10.4	Lender May Perform Covenants

If Powell or the Borrower fails to perform any covenants on its part herein contained, subject to any consents or notice or cure periods required by Section 12.1, the Lender may give notice to Powell and the Borrower of such failure and if such covenant remains unperformed, the Lender may, in its discretion but need not, perform any such covenant capable of being performed by the Lender and if the covenant requires the payment or expenditure of money, the Lender may make such payments or expenditure and all sums so expended shall be forthwith payable by the Borrower to the Lender and shall bear interest at the applicable interest rate provided in Section 5.8 for amounts due in Canadian Dollars or United States Dollars, as the case may be. No such performance, payment or expenditure by the Lender shall be deemed to relieve the Borrower of any default hereunder or under the other Documents.

ARTICLE 11

SECURITY

11.1	Security on all Assets

The (i) Obligations and (ii) Lender Financial Instrument Obligations shall be secured by first priority perfected Security Interests on, to and against all present and future property, assets and undertaking of the Borrower and each of its Subsidiaries. As continuing collateral security for the Obligations and the Lender Financial Instrument Obligations, the Borrower has delivered or shall deliver to the Lender the following Security (unless expressly indicated otherwise) completed in form and manner satisfactory to the Lender or its solicitors:

(a)	line of credit by way of current account overdraft agreement executed by the Borrower respecting the Revolving Facility;

(b)	general security agreement executed by the Borrower creating a first priority security interest in all present and after acquired personal property of the Borrower and a floating charge over all of the Borrower’s present and after acquired real property (with a floating charge to be registered against the Borrower at Personal Property Registry and against titles to Borrower’s real property at Alberta Land Titles) ;

(c)	guarantee of the indebtedness of the Borrower to the Lender executed by Powell, limited to Cdn. $12,500,000.00 plus interest and charges as provided in the guarantee;

(d)	unlimited guarantee of the indebtedness of the Borrower to the Lender executed by each of the Subsidiaries of the Borrower from time to time, including Nextron and PPC Technical, supported by a general security agreement creating a first priority security interest in all present and after acquired personal property of each such Subsidiary and a floating charge over all of each such Subsidiary’s present and after acquired real property;

(e)	the Lender’s standard application and indemnity agreement with respect to the issuance of Letters of Credit, executed by the Borrower;

(f)	Banker’s Acceptances agreement, executed by the Borrower;

(g)	the Bank’s standard electronic funds transfer agreement respecting the EFT Facility, executed by the Borrower;

(h)	the Bank’s standard Mastercard agreements respecting the MC Facility, executed by the Borrower and cardholders;

(i)	the Bank’s standard foreign exchange contracts agreement respecting the F/X Facility, executed by the Borrower and cardholders; and

(j)	any related documents and registrations required by the Lender or its solicitors (acting reasonably), including, without limitation, all supporting certificates and opinions as the Lender may reasonably require.

11.2	Registration

The Borrower shall, at its expense, register, file or record the Security in all offices where such registration, filing or recording is necessary or of advantage to the creation, perfection and preserving of the security applicable to it. The Borrower shall amend and renew such registrations, filings and recordings from time to time as and when required to keep them in full force and effect or to preserve the priority established by any prior registration, filing or recording thereof. The Security shall rank in priority to all other mortgages, charges, liens, encumbrances and security interests unless otherwise specifically agreed to in writing by the Lender.

11.3	Forms

The forms of Security shall have been or be prepared based upon the laws of Alberta applicable thereto in effect at the date hereof. The Lender shall have the right to require that:

(a)	any such Security be amended to reflect any changes in such laws, whether arising as a result of statutory amendments, court decisions or otherwise, in order to confer upon the Lender the Security Interests intended to be created thereby, and

(b)	the Borrower and its Subsidiaries execute and deliver to the Lender such other and further debentures, mortgages, trust deeds, assignments and security agreements as may be reasonably required to ensure the Lender holds, subject to Permitted Encumbrances, first priority, perfected Security Interests on and against all of the property and assets of the Borrower and its Subsidiaries.

11.4	Continuing Security

Each item or part of the Security shall for all purposes be treated as a separate and continuing collateral security and shall be deemed to have been given in addition to and not in place of any other item or part of the Security or any other security now held or hereafter acquired by the Lender. No item or part of the Security shall be merged or be deemed to have been merged in or by this Agreement or any documents, instruments or acknowledgements delivered hereunder, or any simple contract debt or any judgment, and any realization of or steps taken under or pursuant to any security, instrument or agreement shall be independent of and not create a merger with any other right available to the Lender under any security, instruments or agreements held by it or at law or in equity.

11.5	Dealing with Security

The Lender may grant extensions of time or other indulgences, take and give up securities (including the Security or any part or parts thereof), accept compositions, grant releases and discharges and otherwise deal with the Borrower and other parties and with security (including without limitation, the Security and each part thereof) as the Lender may see fit, without prejudice to or in any way limiting the liability of the Borrower under this Agreement or the other Documents or under any of the Security or any other collateral security.

11.6	Effectiveness

The Security and the security created by any other Document constituted or required to be created shall be effective, and the undertakings as to the Security herein or in any other Document shall be continuing, whether any Loans or Lender Financial Instrument Obligations are then outstanding or any amounts thereby secured or any part thereof shall be owing before or after, or at the same time as, the creation of such Security Interests or before or after or upon the date of execution of any amendments to this Agreement.

11.7	Release and Discharge of Security

The Borrower and its Subsidiaries shall not be discharged from the Security or any part thereof, other than to the extent that such Security applies to a Permitted Disposition (in which case the Security shall cease to apply to the subject matter thereof) except by a written release and discharge signed by the Lender. If all of the Obligations and Lender Financial Instrument Obligations have been unconditionally and indefeasibly repaid, paid, satisfied and discharged, as the case may be, in full and the Credit Facilities have been fully cancelled, then the Lender shall release and discharge the Security, all at the expense of the Borrower.

ARTICLE 12

EVENTS OF DEFAULT AND ACCELERATION

12.1	Events of Default

The occurrence of anyone or more of the following events (each such event being herein referred to as an “Event of Default”) shall constitute a default under this Agreement:

(a)	Principal Default: if the Borrower fails to pay the principal of any Loan hereunder when due and payable or fails to cash collateralize any Bankers’ Acceptance or Letter of Credit when required to do so hereunder;

(b)	Other Payment Default: if the Borrower fails to pay:

(i)	any interest (including, if applicable, default interest) accrued on any Loan;

(ii)	any acceptance fee with respect to a Bankers’ Acceptance; or

(iii)	any other amount not specifically referred to in Section 12.1(a) or in this Section 12.1(b) payable by the Borrower hereunder;

in each case when due and payable, and such default is not remedied within three (3) Banking Days after written notice thereof is given by the Lender to the Borrower specifying such default and requiring the Borrower to remedy or cure the same;

(c)	Certain Covenant Defaults: if the Borrower fails to observe or perform any covenant in Sections 10.2(b) to (j), inclusive and Section 10.2(l), or should the Borrower or Powell fail to observe or perform any covenant in Section 10.3;

(d)	Breach of Other Covenants: if the Borrower or a Subsidiary fails to observe or perform any covenant or obligation herein or in any other Document required on its part to be observed or performed (other than a covenant or condition whose breach or default in performance is specifically dealt with elsewhere in this Section) and, after notice has been given by the Lender to the Borrower or Subsidiary specifying such default and requiring the Borrower or Subsidiary to remedy or cure the same, the Borrower or Subsidiary shall fail to remedy such default within a period of twenty (20) Banking Days after the giving of such notice;

(e)	Incorrect Representations: if any representation or warranty made by Powell, the Borrower or any Subsidiary herein or in any other Document shall prove to have been incorrect or misleading in any respect on and as of the date made and the facts or circumstances which make such representation or warranty incorrect or misleading are not remedied and the representation or warranty in question remains incorrect or misleading more than twenty (20) Banking Days after the Lender notifies the Borrower of the same;

(f)	Involuntary Insolvency: if a decree or order of a court of competent jurisdiction is entered adjudging the Borrower or a Subsidiary a bankrupt or insolvent under the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada), the Winding-up and Restructuring Act (Canada) or any other bankruptcy, insolvency or analogous laws or ordering the winding up or liquidation of its affairs; or if a decree or order of a court of competent jurisdiction is entered adjudging Powell a bankrupt or insolvent under any bankruptcy, insolvency or analogous laws or ordering the winding up for liquidation of its affairs;

(g)	Idem: if any case, proceeding or other action shall be instituted in any court of competent jurisdiction against Powell, the Borrower or any Subsidiary, seeking in respect of it an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition, proposal or arrangement with creditors, a readjustment of debts, the appointment of trustee in bankruptcy, receiver, receiver and manager, interim receiver, custodian, sequestrator or other person with similar powers with respect to Powell, the Borrower or any Subsidiary or of all or any substantial part of its assets, or any other like relief in respect of Powell, the Borrower or any Subsidiary under any bankruptcy or insolvency law and:

(i)	such case, proceeding or other action results in an entry of an order for such relief or any such adjudication or appointment, or

(ii)	such case, proceeding or other action shall continue undismissed, or unstayed and in effect, for any period of ten (l0) consecutive Banking Days;

(h)

Voluntary Insolvency: if the Borrower or any Subsidiary makes any assignment in bankruptcy or makes any other assignment for the benefit of creditors or makes any proposal under the Bankruptcy and Insolvency Act (Canada) or any comparable law, seeks relief under the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada) or any other bankruptcy, insolvency or analogous law; or if Powell makes an assignment in bankruptcy or makes any other assignment for the benefit of creditors or makes any proposal under any bankruptcy, insolvency or analogous law; or if Powell, the Borrower or any Subsidiary files a petition or proposal to take advantage of any act of insolvency, consents to or acquiesces in the appointment of a trustee in bankruptcy, receiver, receiver and manager, interim receiver, custodian, sequestrator or other person with similar powers of itself or of all or any substantial portion of its assets, or files a petition or otherwise commences any proceeding seeking any reorganization, arrangement, composition, administration or readjustment under any applicable bankruptcy, insolvency, moratorium, reorganization or other similar law affecting creditors’ rights or consents to, or acquiesces in, the filing of such assignment, proposal, relief, petition, proposal, appointment or proceeding;

(i)	Dissolution: except as permitted by Section 10.2(d), if proceedings are commenced for the dissolution, liquidation or winding up of Powell, the Borrower or any Subsidiary unless such proceedings are being actively and diligently contested in good faith to the satisfaction of the Lender;

(j)	Security Realization: if creditors of Powell, the Borrower or any Subsidiaries having a Security Interest against or in respect of the property and assets thereof, or any part thereof, realize upon or enforce any such security against such property and assets or any part thereof having an aggregate fair market value in excess of Cdn. $100,000 (or the Equivalent Amount thereof in United States Dollars or the equivalent thereof in any other currency) and such realization or enforcement shall continue in effect and not be released, discharged or stayed within the lesser of twenty (20) Banking Days and the period of time prescribed under Applicable Laws for the completion of the sale of or realization against the assets subject to such seizure or attachment;

(k)	Seizure: if property and assets of Powell, the Borrower and its Subsidiaries or any part thereof having an aggregate fair market value in excess of Cdn. $100,000 (or the Equivalent Amount thereof in any other currency) are seized or otherwise attached by anyone pursuant to any legal process or other means, including, without limitation, distress, execution or any other step or proceeding with similar effect and such attachment, step or other proceeding shall continue in effect and not be released, discharged or stayed within the lesser of twenty (20) Banking Days and the period of time prescribed under Applicable Laws for the completion of the sale of or realization against the assets subject to such seizure or attachment;

(l)	Judgment: if one or more final judgments, decrees or orders, after available appeals have been exhausted, shall be awarded against Powell, the Borrower or any Subsidiary for an aggregate amount in excess of Cdn. $100,000 (or the Equivalent Amount thereof in any other currency) and Powell or the Borrower has not provided security for any of such judgments, decrees or orders within twenty (20) Banking Days of such judgment, decree or order being awarded;

(m)	Payment Cross-Default: if Powell, the Borrower or any of its Subsidiaries (or any combination thereof) defaults in the payment when due (whether at maturity, upon acceleration, or otherwise) of Debt or Financial Instrument Obligations thereof in aggregate in excess of Cdn. $1,000,000 (or the Equivalent Amount thereof in any other currency);

(n)

Event Cross Default: if a default, event of default or other similar condition or event (however described) in respect of Powell, the Borrower or any of its Subsidiaries (or any combination thereof) occurs or exists under any indentures, credit agreements, agreements or other instruments evidencing or relating to

Debt or Financial Instrument Obligations thereof(individually or collectively) in an aggregate amount in excess of Cdn. $1,000,000 (or the Equivalent Amount thereof in any other currency) and such default, event or condition has resulted in such Debt or Financial Instrument Obligations becoming, or becoming capable at such time of being declared, due and payable thereunder before it would otherwise have been due and payable (whether or not it is so declared), unless the default, event or condition has been remedied or waived in accordance with the provisions of the relevant indentures, credit agreements, agreements or other instruments;

(o)	Cease to Carry on Business: if Powell, the Borrower or any Subsidiary ceases to carry on business, except in the case of Subsidiaries in compliance with the Documents;

(p)	Change of Control: if the Borrower ceases to be a Wholly-Owned Subsidiary of Powell, or if any of the Subsidiaries of the Borrower cease to be Wholly-Owned Subsidiaries of the Borrower;

(q)	Lender Financial Instruments: if a Financial Instrument Demand for Payment has been delivered to the Borrower or any Subsidiary and such person fails to make payment thereunder within the time otherwise required for payment thereunder, or if a Termination Event occurs;

(r)	Loss and Priority of Security: except for Permitted Encumbrances, if any of the Security shall cease to be a valid first priority Security Interest against the property, assets and undertaking of the Borrower or any Subsidiary as against third parties (and the same is not forthwith effectively rectified or replaced by the Borrower upon becoming aware thereof);

(s)	Invalidity: if any of this Agreement or any Security or any material provision of any of the foregoing shall at any time for any reason cease to be in full force and effect, be declared to be void or voidable (and the same is not forthwith effectively rectified or replaced by Powell or the Borrower upon becoming aware thereof) or shall be repudiated, or the validity or enforceability thereof shall at any time be contested by Powell or the Borrower or any Subsidiary of the Borrower, or should Powell, the Borrower or any Subsidiary deny that it has any or any further liability or obligation thereunder, or at any time it shall be unlawful or impossible for them to perform any of their respective Obligations;

(t)	Qualified Auditor’s Report: if the audited consolidated financial statements of Powell are issued with a report of Powell’s auditors which is qualified in any material respect and such qualification is not removed within 20 Banking Days; and

(u)	Material Adverse Effect: if any event or circumstance has occurred and is continuing which, in the opinion of the Lender (acting reasonably), has had or would reasonably be expected to have a Material Adverse Effect.

12.2	Acceleration

If any Event of Default shall occur and for so long as it is continuing:

(a)	the entire principal amount of all Loans then outstanding from the Borrower and all accrued and unpaid interest thereon,

(b)	an amount equal to the face amount at maturity of all Bankers’ Acceptances issued by the Borrower which are unmatured, and

(c)	all other Obligations outstanding hereunder,

shall, at the option of the Lender, become immediately due and payable upon written notice to that effect from the Lender to the Borrower, all without any other notice and without presentment, protest, demand, notice of dishonour or any other demand whatsoever (all of which are hereby expressly waived by the Borrower). In such event and if the Borrower does not immediately pay all such amounts upon receipt of such notice, the Lender may exercise any right or recourse and/or proceed by any action, suit, remedy or proceeding against the Borrower, Powell and other guarantors authorized or permitted by law for the recovery of all the indebtedness and liabilities of the Borrower to the Lender and proceed to exercise any and all rights hereunder and under the other Documents and no such remedy for the enforcement of the rights of the Lender shall be exclusive of or dependent on any other remedy but anyone or more of such remedies may from time to time be exercised independently or in combination.

12.3	Set Off; Cash Collateral Accounts.

(a)	Upon the occurrence of an Event of Default, the Lender may require the Borrower to forthwith pay funds in an amount sufficient to pay the maximum aggregate amount for which the Lender is or may become liable in respect of all outstanding Bankers’ Acceptances and Letters of Credit into a cash collateral account in accordance with Section 2.14 and any amount not so paid by the Borrower may, at the option of the Lender and without notice to the Borrower, be paid by the Lender into a cash collateral account and shall be deemed to constitute a Canadian Prime Rate Loan; and

(b)	In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence of an Event of Default which remains unremedied or unwaived (whether or not the Loans have been accelerated hereunder), the Lender shall have the right (and is hereby authorized by the Borrower) at any time and from time to time to combine all or any of the Borrower’s or Subsidiaries’ accounts with the Lender and to set off and to appropriate and to apply any and all deposits (general or special, term or demand) including, but not limited to, indebtedness evidenced by certificates of deposit whether matured or unmatured, and any other indebtedness at any time held by the Borrower or owing by the Lender to or for the credit or account of the Borrower against and towards the satisfaction of any Obligations, and may do so notwithstanding that the balances of such accounts and the liabilities are expressed indifferent currencies, and the Lender is hereby authorized to effect any necessary currency conversions at the applicable Bank of Canada noon rate on the Banking Day before the day of conversion. The Lender shall notify the Borrower of any such set-off from the Borrower’s accounts within a reasonable period of time thereafter.

12.4	Remedies Cumulative and Waivers

For greater certainty, it is expressly understood and agreed that the rights and remedies of the Lender hereunder or under any other Document are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity; and any single or partial exercise by the Lender of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in this Agreement or other Document shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which the Lender may be lawfully entitled for such default or breach. Any waiver by, the Lender of the strict observance, performance or compliance with any term, covenant, condition or other matter contained herein and any indulgence granted, either expressly or by course of conduct, by the Lender shall be effective only in the specific instance and for the purpose for which it was given and shall be deemed not to be a waiver of any rights and remedies of the Lender under this Agreement or any other Document as a result of any other default or breach hereunder or thereunder.

12.5	Termination of Lender’s Obligations

The occurrence of a Default or Event of Default shall relieve the Lender of all obligations to provide any further Drawdowns, Rollovers or Conversions to the Borrower hereunder; provided that the foregoing shall not prevent the Lender from disbursing money or effecting any Conversion which, by the terms hereof, it is entitled to effect, or any Conversion or Rollover requested by the Borrower and acceptable to the Lender.

12.6	Acceleration of All Lender Obligations

(a)	If:

(i)	a Termination Event has occurred;

(ii)	a Financial Instrument Demand for Payment has been delivered to the Borrower or a Subsidiary by the Lender of Hedging Affiliate and the cure period provided in Section 12.1(q) has expired; or

(iii)	an Acceleration Notice has been delivered to the Borrower,

then, to the extent that it is not already the case, all Obligations and all Financial Instrument Obligations under Lender Financial Instruments shall be immediately due and payable and the Lender shall (and shall be entitled to) deliver such other Demands for Payment and notices as may be necessary to ensure that all Obligations and Financial Instrument Obligations under Lender Financial Instruments are thereafter due and payable under this Agreement and the Lender Financial Instruments, as applicable.

(b)	Each agreement, indenture, instrument or other document evidencing or relating to a Lender Financial Instrument shall, notwithstanding any provision thereof to the contrary, be deemed to be hereby amended to allow and permit the Lender to comply with the provisions of this Section 12.6.

12.7	Application of Payments Following Acceleration

All monies and property received by the Lender for application in respect of the Obligations and the Financial Instrument Obligations under Lender Financial Instruments subsequent to the Adjustment Time and all monies received as a result of a realization upon the Security (collectively, the “Realization Proceeds”) shall be applied in the order and manner set forth below:

(a)	firstly, applied and distributed on account of the costs and expenses of enforcement and realization upon the Security or costs, expenses and fees otherwise owing to the Lender hereunder or under the Security; and

(b)	secondly, distributed to the Lender and Hedging Affiliates on account of the Obligations and the Financial Instrument Obligations under Lender Financial Instruments,

and the balance (if any) of the Realization Proceeds after the payment in full and in cash of all such obligations shall be paid to the Borrower or otherwise as may be required by Applicable Law.

12.8	Calculations as at the Adjustment Time

For the purposes of this Agreement, if:

(a)	a Financial Instrument Demand for Repayment has been delivered; or

(b)	a Termination Event has occurred under any agreement evidencing a Permitted Lender Financial Instrument;

then any amount which is payable by the Borrower or a Subsidiary under such Lender Financial Instrument in settlement of obligations arising thereunder as a result of the early termination of the Lender Financial Instrument shall be deemed to have become payable at the time of delivery of such Financial Instrument Demand for Repayment or the time of occurrence of such Termination Event, as the case may be, notwithstanding that the amount payable by the Borrower or a Subsidiary is to be subsequently calculated and notice thereof given to the Borrower or such Subsidiary in accordance with such Lender Financial Instrument.

ARTICLE 13

CHANGE OF CIRCUMSTANCES

13.1	Market Disruption Respecting Bankers’ Acceptances

If the Lender (acting reasonably) makes a determination, which determination shall be conclusive and binding upon the Borrower, and notifies the Borrower, that:

(a)	there no longer exists an active market for bankers’ acceptances accepted by the Lender; or

(b)	the bid rate does not accurately reflect the rate which would be applicable to a sale of Bankers’ Acceptances in the market;

then:

(c)	the right of the Borrower to request Bankers’ Acceptances from the Lender shall be suspended until the Lender determines that the circumstances causing such suspension no longer exist, and so notifies the Borrower;

(d)	any outstanding Drawdown Notice requesting a Loan by way of Bankers’ Acceptances shall be deemed to be a Drawdown Notice requesting a Loan by way of Canadian Prime Rate Loans in the amount specified in the original Drawdown Notice; and

(e)	any outstanding Rollover Notice requesting a Rollover of a Loan by way of Bankers’ Acceptances shall be deemed to be a Conversion Notice requesting a Conversion of such Loans into a Loan by way of Canadian Prime Rate Loans.

The Lender shall promptly notify the Borrower of any suspension of the Borrower’s right to request the Bankers’ Acceptances and of any termination of any such suspension.

13.2	Illegality

If a Lender determines, in good faith, that the adoption of any Applicable Law, regulation, treaty or official directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any court or by any Governmental Authority or any other entity charged with the interpretation or administration thereof or compliance by the Lender with any request or direction (whether or not having the force of law) of any such authority or entity, now or hereafter makes it unlawful or impossible for the Lender to make, fund or maintain a Loan under a Credit Facility or to give effect to its obligations in respect of such a Loan, the Lender may, by written notice thereof to the Borrower declare its obligations under this Agreement in respect of such Loan to be terminated whereupon the same shall forthwith terminate, and the Borrower shall, within the time required by such law (or at the end of such longer period as the Lender at its discretion has agreed), either effect a Conversion of such Loan in accordance with the provisions hereof (if such Conversion would resolve the unlawfulness or impossibility) or prepay the principal of such Loan together with accrued interest, such additional compensation as may be applicable with respect to such Loan to the date of such payment and all costs, losses and expenses incurred by the Lender by reason of the liquidation or redeployment of deposits or other funds or for any other reason whatsoever resulting from the repayment of such Loan or any part thereof on other than the last day of the applicable Interest Period. If any such change shall only affect a portion of the Lender’s obligations under this Agreement which is, in the opinion of the Lender, severable from the remainder of this Agreement so that the remainder of this Agreement may be continued in full force and effect without otherwise affecting any of the obligations of the Lender or the Borrower hereunder, such Lender shall only declare its obligations under that portion so terminated.

ARTICLE 14

COSTS, EXPENSES AND INDEMNIFICATION

14.1	Costs and Expenses

The Borrower shall pay promptly upon notice from the Lender all reasonable out-of-pocket costs and expenses of the Lender in connection with the Documents and the establishment of the Credit Facilities, including in connection with preparation, printing, execution and delivery of this Agreement and the other Documents whether or not any Drawdown has been made hereunder, and also including, without limitation, the reasonable fees and out-of-pocket costs and expenses of Lender’s legal counsel with respect thereto and with respect to advising the Lender as to their rights and responsibilities under this Agreement and the other Documents. Except for ordinary expenses of the Lender relating to the day to day administration of this Agreement, the Borrower further agrees to pay within 30 days of demand by the Lender all reasonable out-of-pocket costs and expenses in connection with the preparation or review of waivers, consents and amendments pertaining to this Agreement, and in connection with the establishment of the validity and enforceability of this Agreement and the preservation or enforcement of rights of the Lender under this Agreement and other Documents, including, without limitation, all reasonable out-of-pocket costs and expenses sustained by the Lender as a result of any failure by the Borrower to perform or observe any of its obligations hereunder or in connection with any action, suit or proceeding (whether or not an Indemnified Party is a party or subject thereto), together with interest thereon from and after such 30th day if such payment is not made by such time, such costs to include Lender’s legal costs on a solicitor and his own client basis.

14.2	General Indemnity

In addition to any liability of the Borrower to the Lender under any other provision hereof, the Borrower shall indemnify each Indemnified Party and hold each Indemnified Party harmless against any losses, claims, costs, damages or liabilities (including, without limitation, any expense or cost incurred in the liquidation and redeployment of funds acquired to fund or maintain any portion of a Loan and reasonable out-of-pocket expenses and reasonable legal fees on a solicitor and his own client basis) incurred by the same as a result of or in connection with the Credit Facilities or the Documents (including any use of the proceeds of any Loan), including as a result of or in connection with:

(a)	any cost or expense incurred by reason of the liquidation or redeployment in whole or in part of deposits or other funds required by the Lender to fund any Bankers’ Acceptance or to fund or maintain any Loan as a result of the Borrower’s failure to complete a Drawdown or to make any payment, repayment or prepayment on the date required hereunder or specified by it in any notice given hereunder;

(b)	subject to permitted or deemed Rollovers and Conversions, the Borrower’s failure to provide for the payment to the Lender of the full principal amount of each Bankers’ Acceptance on its maturity date;

(c)	the Borrower’s failure to pay any other amount, including without limitation any interest or fee, due hereunder on its due date after the expiration of any applicable grace or notice periods (subject, however, to the interest obligations of the Borrower hereunder for overdue amounts);

(d)	the prepayment of any outstanding Bankers’ Acceptance before the maturity date of such Bankers’ Acceptance;

(e)	the Borrower’s failure to give any notice required to be given by it to the Lender hereunder;

(f)	the failure of the Borrower to make any other payment due hereunder;

(g)	any inaccuracy or incompleteness of the representations and warranties contained in Article 9;

(h)	any failure of the Borrower or Powell to observe or fulfill its obligations under Article 10;

(i)	any failure of the Borrower to observe or fulfill any other Obligation not specifically referred to above; or

(j)	the occurrence of any Default or Event of Default in respect of the Borrower, any of its subsidiaries or Powell,

provided that this Section shall not apply to any losses, claims, costs, damages or liabilities that arise by reason of the gross negligence or willful misconduct of the Indemnified Party claiming indemnity hereunder. The provisions of this Section shall survive repayment of the Obligations.

14.3	Environmental Indemnity

The Borrower shall indemnify and hold harmless the Indemnified Parties forthwith on demand by the Lender from and against any and all claims, suits, actions, debts, damages, costs, losses, liabilities, penalties, obligations, judgments, charges, expenses and disbursements (including without limitation, all reasonable legal fees and disbursements on a solicitor and his own client basis) of any nature whatsoever, suffered or incurred by the Indemnified Parties or any of them in connection with the Credit Facilities, whether as beneficiaries under the Documents, as successors in interest of Lender, or voluntary transfer in lieu of foreclosure, or otherwise howsoever, with respect to any Environmental Claims relating to the property of the Borrower or any of its Subsidiaries arising under any Environmental Laws as a result of the past, present or future operations of the Borrower or any of its Subsidiaries (or any predecessor in interest to the Borrower or its Subsidiaries) relating to the property of the Borrower or its Subsidiaries, or the past, present or future condition of any part of the property of the Borrower or its Subsidiaries owned, operated or leased by the Borrower or its Subsidiaries (or any such predecessor in interest), including any liabilities arising as a result of any indemnity covering Environmental Claims given to any person by the Lender or a receiver, receiver manager or similar person appointed hereunder or under Applicable Law (collectively, the “Indemnified Third Party”); but excluding any Environmental Claims or liabilities relating thereto to the extent that such Environmental Claims or liabilities arise by reason of the gross negligence or willful misconduct of the Indemnified Party or the Indemnified Third Party claiming indemnity hereunder. The provisions of this Section shall survive the repayment of the Obligations.

14.4	Judgment Currency

(a)	If for the purpose of obtaining or enforcing judgment against Powell, the Borrower or any of its Subsidiaries in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section referred to as the “Judgment Currency”) an amount due in Canadian Dollars under this Agreement, the conversion shall be made at the rate of exchange prevailing on the Banking Day immediately preceding:

(i)	the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date; or

(ii)	the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section being hereinafter in this Section referred to as the “Judgment Conversion Date”).

(b)	If, in the case of any proceeding in the court of any jurisdiction referred to in Section 14.4(a)(ii), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the Borrower shall pay such additional amount (if any) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Canadian Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.

(c)	Any amount due from the Borrower under the provisions of Section 14.4(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement.

(d)	The term “rate of exchange” in this Section 14.4 means the noon rate of exchange for Canadian interbank transactions in Canadian Dollars in the Judgment Currency published by the Bank of Canada for the day in question, or if such rate is not so published by the Bank of Canada, such term shall mean the equivalent amount of the Judgment Currency determined by the Lender, acting reasonably.

ARTICLE 15

GENERAL

15.1	Exchange and Confidentiality of Information

(a)	Powell and the Borrower each agrees that the Lender may provide any assignee or any bona fide prospective assignee pursuant to Section 15.5 with any information concerning the financial condition of Powell, the Borrower and its Subsidiaries provided such party agrees in writing with the Lender for the benefit of Powell and the Borrower to be bound by a like duty of confidentiality to that contained in this Section.

(b)	The Lender acknowledges the confidential nature of the financial, operational and other information and data provided and to be provided to it by Powell, the Borrower pursuant hereto (the “Information”) and agrees to use all reasonable efforts to prevent the disclosure thereof provided, however, that:

(i)	the Lender may disclose all or any part of the Information if, in its reasonable opinion, such disclosure is required in connection with any actual or threatened judicial, administrative or governmental proceedings including, without limitation, proceedings initiated under or in respect of this Agreement;

(ii)	the Lender shall incur no liability in respect of any Information required to be disclosed by any Applicable Law or regulation, or by applicable order, policy or directive having the force of law, to the extent of such requirement;

(iii)	the Lender may provide Lender’s legal counsel and its other agents and professional advisors with any Information; provided that such persons shall be under a like duty of confidentiality to that contained in this Section;

(iv)	the Lender shall incur no liability in respect of any Information: (A) which is or becomes readily available to the public (other than by a breach hereof) or which has been made readily available to the public by Powell, the Borrower or its Subsidiaries, (B) which the Lender can show was, prior to receipt thereof from Powell or the Borrower, lawfully in the Lender’s possession and not then subject to any obligation on its part to Powell or the Borrower to maintain confidentiality, or (C) which the Lender received from a third party who was not, to the knowledge of the Lender, under a duty of confidentiality to Powell or the Borrower at the time the information was so received;

(v)	the Lender may disclose the Information to other financial institutions and other persons in connection with the syndication by the Lender of a Credit Facility or the granting by the Lender of a participation in the Credit Facility where such financial institution or other person agrees to be under a like duty of confidentiality to that contained in this Section; and

(vi)	the Lender may disclose all or any part of the Information so as to enable the Lender to initiate any lawsuit against Powell, the Borrower or any of its Subsidiaries or to defend any lawsuit commenced by Powell, the Borrower or any of its Subsidiaries the issues of which touch on the Information, but only to the extent such disclosure is necessary to the initiation or defense of such lawsuit.

15.2	Notices

(a)	Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by registered mail or sent by telecopier to the addresses or telecopier numbers specified below or, if to a Subsidiary, in care of the Borrower. Notices sent by hand or overnight courier service, or mailed by registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given on a business day between 9:00 a.m. and 5:00 p.m. local time where the recipient is located, shall be deemed to have been given at 9:00 a.m. on the next business day for the recipient). The respective parties’ addresses and contact information shall be as follows:

To the Borrower, Nextron and PPC Technical:

Powell Canada Inc.

6005 – 72A Avenue

Edmonton, Alberta T6B 2J1

Attention: Don Madison

Facsimile:

To Powell:

Powell Industries Inc.

8550 Mosley Drive

Post Office Box 12818

Houston, Texas, USA 77075

Attention: Don Madison

Facsimile:

To the Lender:

HSBC Bank Canada

9th Floor, 10250 – 101 Street NW

Edmonton, Alberta, Canada T5J 3P4

Attention: Aaron Spells

Fax: (780) 426-2660

(b)	Change of Address. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

15.3	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein, without prejudice to or limitation of any other rights or remedies available under the laws of any jurisdiction where property or assets of the Borrower may be found.

15.4	Benefit of the Agreement

This Agreement shall enure to the benefit of and be binding upon Powell, the Borrower, the Lender and their respective successors and permitted assigns.

15.5	Assignments and Participations

The Lender may, without consent of Powell or the Borrower during the continuance of an Event of Default and at all other times with the prior written consent of Powell and the Borrower, which consents shall not be unreasonably withheld or delayed:

(a)	sell, assign, transfer and grant an interest in any or all of the Commitments under any or all of the Credit Facilities, the Loans under such Credit Facilities and its rights under the Documents to any person or financial institution.

(b)	INTENTIONALLY DELETED

(c)	INTENTIONALLY DELETED

(d)	INTENTIONALLY DELETED

Upon any such sale, assignment, transfer or grant, the Lender shall have no further obligation hereunder with respect to such interest. Upon any such sale, assignment, transfer or grant, the granting Lender, the new Lender, Powell and the Borrower shall execute and deliver an assignment agreement. The Borrower shall not assign its rights or obligations hereunder without the prior written consent of the Lender, such consent not to be unreasonably withheld. Powell shall not assign its rights or obligations hereunder without the prior written consent of the Lender.

15.6	Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15.7	Whole Agreement

This Agreement and the other Documents constitute the whole and entire agreement between the parties hereto regarding the subject matter hereof and thereof and cancel and supersede any prior agreements, undertakings, declarations, commitments, representations, written or oral, in respect thereof.

15.8	Amendments and Waivers

Any provision of this Agreement may be amended or waived only if Powell, the Borrower and the Lender so agree in writing. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given.

15.9	Further Assurances

Powell, the Borrower and the Lender shall promptly cure any default by it in the execution and delivery of this Agreement, the other Documents or any of the agreements provided for hereunder to which it is a party. Each of the Borrower and Powell, at its expense, shall promptly execute and deliver to the Lender, upon request by the Lender (acting reasonably), all such other and further deeds, agreements, opinions, certificates, instruments, affidavits, registration materials and other documents reasonably necessary for the Borrower’s or Powell’s compliance with, or accomplishment of the covenants and agreements of the Borrower or Powell hereunder or more fully to state the obligations of the Borrower or Powell as set out herein or to make any registration, recording, file any notice or obtain any consent, all as may be reasonably necessary or appropriate in connection therewith.

15.10	Attornment

The parties hereto each hereby attorn and submit to the jurisdiction of the courts of the Province of Alberta in regard to legal proceedings relating to the Documents. For the purpose of all such legal proceedings, this Agreement shall be deemed to have been performed in the Province of Alberta and the courts of the Province of Alberta shall have jurisdiction to entertain any action arising under this Agreement. Notwithstanding the foregoing, nothing in this Section shall be construed nor operate to limit the right of any party hereto to commence any action relating hereto in any other jurisdiction, nor to limit the right of the courts of any other jurisdiction to take jurisdiction over any action or matter relating hereto.

15.11 Time of the Essence

Time shall be of the essence of this Agreement.

15.12 Credit Agreement Governs

In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the other Documents, the provisions of this Agreement, to the extent of the conflict or inconsistency, shall govern and prevail.

15.13 Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

POWELL CANADA INC.		POWELL INDUSTRIES, INC.

By:	/s/ Don R. Madison	By:	/s/ Don R. Madison
	Name: Don R. Madison		Name: Don R. Madison
	Title: President		Title: President

By:	/s/ Milburn E. Honeycutt	By:	/s/ Milburn E. Honeycutt
	Name: Milburn E. Honeycutt		Name: Milburn E. Honeycutt
	Title: Vice President		Title: Vice President

NEXTRON LIMITED		PPC TECHNICAL SERVICES INC.

By:	/s/ Don R. Madison	By:	/s/ Don R. Madison
	Name: Don R. Madison		Name: Don R. Madison
	Title: President		Title: President

By:	/s/ Milburn E. Honeycutt	By:	/s/ Milburn E. Honeycutt
	Name: Milburn E. Honeycutt		Name: Milburn E. Honeycutt
	Title: Vice President		Title: Vice President

HSBC BANK CANADA

By:	/s/ Aaron Spells
Name: Aaron Spells
Title: Assistant Vice President

By:	/s/ Kam Thind
Name: Kam Thind
Title: Assistant Vice President

SCHEDULE “A”

FORM OF COMPLIANCE CERTIFICATE

TO:	HSBC BANK CANADA

DATE:

1.	Reference is made to the amended and restated credit agreement made as of between Powell Canada Inc., Powell Industries, Inc. and HSBC Bank Canada and relating to the establishment of certain credit facilities in favour of the Borrower (as amended, modified, supplemented or restated, the “Credit Agreement”). Unless otherwise expressly defined herein, capitalized terms set forth in this Conversion Notice shall have the respective meanings set forth in the Credit Agreement.

2.	This Compliance Certificate is delivered to the Lender pursuant to Section 10.1(e)(iii) of the Credit Agreement.

3.	The undersigned, , of Powell Industries, Inc. (“Powell”), hereby certifies that, as of the date of this Compliance Certificate, I have made or caused to be made such investigations as are necessary or appropriate for the purposes of this Compliance Certificate and:

(a)	the consolidated financial statements for the [fiscal quarter OR fiscal year] ending , , provided to the Lender pursuant to Section 10.1(e) of the Credit Agreement were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial position of Powell and its Subsidiaries as at the date thereof;

(b)	the representations and warranties made by Powell and the Borrower in Section 9.1 of the Credit Agreement are true and accurate in all respects as at the date hereof, except as has heretofore been notified to the Lender by the Borrower in writing [or except as described in Exhibit hereto];

(c)	no event has occurred or is continuing which would constitute a Default or Event of Default, except as has heretofore been notified to the Lender by the Borrower in writing [or except as described in Exhibit hereto];

(d)	as at the Quarter End ending , , the Debt to EBITDA Ratio of Powell was :1.0; attached hereto as Exhibit A is a determination of the Debt to EBITDA Ratio as at the end of the aforementioned Quarter End, together with particulars of each of the definitions and elements included in the determination thereof;

(e)	as at the aforementioned Quarter End, the Fixed Charge Coverage Ratio of Powell was :1.0; attached hereto as Exhibit B is a determination of the Fixed Charge Coverage Ratio as at the aforementioned Quarter End, together with particulars of each of the definitions and elements included in the determination thereof;

(f)	as at the aforementioned Quarter End, the Consolidated Tangible Net Worth of Powell was U.S.$ ; attached hereto as Exhibit C is a determination of the Consolidated Tangible Net Worth as at the aforementioned Quarter End together with particulars of each of the definitions and elements included in the determination thereof;

(g)	no Default or Event of Default has occurred and is continuing [except as described in Exhibit hereto].

I give this Compliance Certificate on behalf of Powell and in my capacity as the                              of Powell and no personal liability is created against or assumed by me in the giving of this Certificate.

Dated at                             ,                      this              day of                             ,                     .

Name:
Title:

SCHEDULE “B”

CONVERSION NOTICE

TO: HSBC BANK CANADA

DATE:

1.	This Conversion Notice is delivered to you pursuant to the terms and conditions of the amended and restated credit agreement made as of between Powell Canada Inc., Powell Industries, Inc. and HSBC Bank Canada and relating to the establishment of certain credit facilities in favour of the Borrower (as amended, modified, supplemented or restated, the “Credit Agreement”). Unless otherwise expressly defined herein, capitalized terms set forth in this Conversion Notice shall have the respective meanings set forth in the Credit Agreement.

2.	The Borrower hereby requests a Conversion as follows:

(h)	Conversion Date:

(i)	Applicable Credit Facility: Revolving Facility

(j)	Conversion of the following Loans:

	(i)	Type of Loan

	(ii)	Amount being converted:

	(iii)	Interest Period maturity (for Bankers’ Acceptances):

INTO the following Loan:

	(i)	Type of Loan:

	(ii)	Interest Period (specify term of Bankers’ Acceptances):

(k)	Payment, delivery or issuance instructions (if any):

3.	The undersigned certifies to the Lender that:

(a)	each of the representations and warranties contained in Section 9.1 of the Amended and Restated Credit Agreement shall be true, correct and complete on and as of the Conversion Date to the same extent as though made on and as of such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete on and as of such earlier date); and

(b)	on the date hereof, no Default or Event of Default has occurred and is continuing and no Default or Event of Default will occur as a result of the making of the Conversion contemplated herein.

Yours very truly,

POWELL CANADA INC.

Per:
Name:
Title:

Per:
Name:
Title:

SCHEDULE “C”

DRAWDOWN NOTICE

TO: HSBC Bank Canada

DATE:

1.	This Drawdown Notice is delivered to you pursuant to the terms and conditions of the amended and restated credit agreement made as of between Powell Canada Inc., Powell Industries, Inc. and HSBC Bank Canada and relating to the establishment of certain credit facilities in favour of the Borrower (as amended, modified, supplemented or restated, the “Credit Agreement”). Unless otherwise expressly defined herein, capitalized terms set forth in this Drawdown Notice shall have the respective meanings set forth in the Credit Agreement.

2.	The Borrower hereby requests a Drawdown as follows:

(a)	Drawdown Date:

(b)	Applicable Credit Facility: Revolving Facility

(c)	Amount of Drawdown:

(d)	Type of Loan:

(e)	Interest Period (specify term for Bankers’ Acceptances):

(f)	Payment, delivery or issuance instructions (if any):

3.	The undersigned certifies to the Lender that:

(a)	each of the representations and warranties contained in Section 9.1 of the Amended and Restated Credit Agreement shall be true, correct and complete on and as of the Drawdown Date to the same extent as though made on and as of such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete on and as of such earlier date); and

(b)	on the date hereof, no Default or Event of Default has occurred and is continuing and no Default or Event of Default will occur as a result of the making of the Drawdown contemplated herein; and

(c)	after giving effect to the foregoing Advances, the Outstanding Principal of all Loans outstanding under the Revolving Facility will not exceed the maximum amount of such Credit Facility.

Yours very truly,

POWELL CANADA INC.

Per:
Name:
Title:

Per:
Name:
Title:

SCHEDULE “D”

ROLLOVER NOTICE

TO: HSBC Bank Canada

DATE:

1.	This Rollover Notice is delivered to you pursuant to the terms and conditions of the amended and restated credit agreement made as of between Powell Canada Inc., Powell Industries, Inc. and HSBC Bank Canada and relating to the establishment of certain credit facilities in favour of the Borrower (as amended, modified, supplemented or restated, the “Credit Agreement”). Unless otherwise expressly defined herein, capitalized terms set forth in this Rollover Notice shall have the respective meanings set forth in the Credit Agreement.

2.	The Borrower hereby requests a Rollover as follows:

(a)	Rollover Date:

(b)	Applicable Credit Facility: Revolving Facility

(c)	Type of Loan:

(d)	Amount of Rollover:

(e)	New Interest Period (specify term):

(f)	Payment, delivery or issuance instructions (if any):

3.	The undersigned certifies to the Lender that:

(a)	each of the representations and warranties contained in Section 9.1 of the Amended and Restated Credit Agreement shall be true, correct and complete on and as of the Rollover Date to the same extent as though made on and as of such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete on and as of such earlier date); and

(b)	on the date hereof, no Default or Event of Default has occurred and is continuing and no Default or Event of Default will occur as a result of the making of the Rollover contemplated herein; and

Yours very truly,

POWELL CANADA INC.

Per:
Name:
Title:

Per:
Name:
Title:

SCHEDULE “E”

DISCLOSURE SCHEDULE

THIS DISCLOSURE SCHEDULE is made as of                     .

1.	Corporate Organization Chart of Powell Industries, Inc. and the Subsidiaries

•	See Appendix “A” attached hereto.

2.	Powell Industries, Inc.

A.	Corporate Information:

(i)	Jurisdiction of Incorporation:

(ii)	Date of Incorporation:

(a)	Certificate of Incorporation:

(b)	Certificate of Amendment(s):

(iii)	Share Capital and Other Ownership Interests:

(a)	Issues Shares:

(b)	Shareholders:

(iv)	Directors and Officers:

(a)	Directors:

(b)	Officers:

B.	Business Information:

(i)	Chief Executive Office Location:

(ii)	Jurisdiction of Conduct of Business:

(iii)	Locations where Inventory or other Assets (other than Real Property) are held:

C.	Real Property and Leases Relating to Real Property:

(i)	Real Property:

(ii)	Leases:

D.	Trademarks, Patents, and Other Material Intellectual Property:

(i)	Trade Names:

(ii)	Trademarks:

(iii)	Patents:

3.	Powell Canada Inc.

A.	Corporate Information:

(i)	Jurisdiction of Incorporation:

•	Canada

(ii)	Date of Incorporation:

(a)	Certificate of Incorporation:

(b)	Certificate of Amendment(s):

(iii)	Share Capital and Other Ownership Interests:

(c)	Issues Shares:

(d)	Shareholders:

•	Powell Industries, Inc. – 100%

(iv)	Directors and Officers:

(c)	Directors:

(d)	Officers:

B.	Business Information:

(i)	Chief Executive Office Location:

•

(ii)	Jurisdiction of Conduct of Business:

•	Canada

(iii)	Locations where Inventory or other Assets (other than Real Property) are held:

C.	Real Property and Leases Relating to Real Property:

(i)	Real Property:

(ii)	Leases:

D.	List of Material Agreement:

(i)

E.	Trademarks, Patents, and Other Material Intellectual Property:

(i)	Trade Names:

(ii)	Trademarks:

(iii)	Patents: